UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

USA MOBILITY, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(41) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

6850 Versar Center, Suite 420

Springfield, Virginia 22151-4148

(800) 611-8488

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2012

To the stockholders of USA Mobility, Inc.:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of USA Mobility, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 16, 2012, at 9:00 a.m., local time, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, Virginia, 22314, for the following purposes:

1.	To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified;
2.	To consider and vote upon the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012;
3.	To consider the advisory vote to approve named executive officer compensation (“Say On Pay”);
4.	To approve the USA Mobility, Inc. 2012 Equity Incentive Award Plan; and
5.	To transact such other business as may properly come before the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

Your Board of Directors has fixed March 16, 2012 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Consequently, only holders of our common stock of record on our transfer books at the close of trading of our common stock on the NASDAQ National Market System® on March 16, 2012 will be entitled to notice of and to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2011 (the “Annual Report”) will be available at http://www.envisionreports.com/usmo on or before April 3, 2012 or upon request. Financial and other information about our Company is contained in the Annual Report.

You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting in person, we urge you to submit your proxy or voting instructions by telephone or over the Internet. If you choose to attend the Annual Meeting, you may then vote in person if you so desire, even though you may have executed a proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. Please note that if you choose to attend the Annual Meeting and you hold shares of our common stock through a brokerage account, you must bring a recent account statement reflecting ownership of our common stock to be admitted to the Annual Meeting.

By Order of the Board of Directors,

Royce Yudkoff

Chair of the Board of Directors

March 28, 2012

Springfield, Virginia

6850 Versar Center, Suite 420

Springfield, Virginia 22151-4148

(800) 611-8488

PROXY STATEMENT

The Board of Directors (the “Board”) of USA Mobility, Inc., a Delaware corporation (“USA Mobility” or the “Company”), is soliciting your proxy. Your proxy will be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 16, 2012, at 9:00 a.m., local time, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, Virginia 22314, and at any adjournment(s) or postponement(s) thereof. The Proxy Statement, proxy card and our Annual Report to Stockholders for the year ended December 31, 2011 will be available on or before April 3, 2012, upon request, to holders of record of our common stock, par value $0.0001 per share (the “common stock”), as of March 16, 2012.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on our transfer books at the close of trading of our common stock on the NASDAQ National Market System® on March 16, 2012 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on March 16, 2012, our outstanding voting securities consisted of 22,141,680 shares of common stock.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Methods of Voting

You may VOTE:

•	by marking, signing, dating and returning a proxy card;

•

via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank or other holder of record of shares of common stock. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

•	by telephone by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or holder of record of shares of common stock; or

•	in person by attending the Annual Meeting. We will distribute written ballots to any stockholder who wishes to vote in person at the Annual Meeting.

If your shares are held in street name, your broker, bank, or other holder of record will include a voting instruction form with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on such form. Please return your voting instruction form to your broker, bank, or other holder of record to ensure that a proxy card is voted on your behalf.

Quorum and Vote Required

Votes cast by proxy or in person at the Annual Meeting will be tabulated by our transfer agent who is also serving as Inspector of Election (the “Inspector”). The Inspector will also determine whether or not a quorum is present. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under our Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Delivery of Documents to Security Holders Sharing an Address

The rules of the U.S. Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or Annual Report, contact USA Mobility, Inc., Attn: Investor Relations, 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability, proxy statements and annual reports for your household, please contact Sharon Woods Keisling at (800) 611-8488 or at the above address.

PROXIES AND REVOCATION

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting, and at any adjournments, continuations or postponements thereof, in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	Delivering written notice of revocation to the Company, Attention: Sharon Woods Keisling, Secretary and Treasurer (“Secretary”);

•	Delivering a duly executed proxy bearing a later date to the Company; or

•	Attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy and which is not marked as to a particular item will be voted “FOR” the election of directors; ratification of the appointment of the independent registered public accounting firm; the advisory vote to approve named executive officer (“NEO”) compensation; the approval of the USA Mobility, Inc. 2012 Equity Incentive Award Plan and as the proxy holder deems advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the item not marked. We do not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in the State of Delaware concerning voting of shares and determination of a quorum.

PROXY SOLICITATION

The entire cost of soliciting proxies from our stockholders will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, executives and regular employees, without additional compensation, personally or by telephone. We have retained Georgeson Inc. (a subsidiary of Computershare Limited) to solicit proxies from brokerage firms, banks and institutional holders. Total fees relating to services provided for the proxy solicitation will be approximately $16,000.

ADJOURNMENTS

If a quorum is not present at the Annual Meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting, which might have been transacted at the Annual Meeting originally noticed. If the adjournment is for more than 30 days, or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Below are seven directors to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a plurality of the votes properly cast by holders of the common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information, as of March 16, 2012, for each person nominated to the Board:

Royce Yudkoff, age 56, became a director and the Chair of the Board in November 2004. He is also a member of the Compensation Committee. Prior to the merger of Metrocall Holdings, Inc. (“Metrocall”) and Arch Wireless, Inc. (“Arch”) in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as the Chair of its Board since February 2003. Since 1989, Mr. Yudkoff has been a Managing Partner of ABRY Partners, LLC, a private equity investment firm, which focuses exclusively on the media and communications sector. Mr. Yudkoff currently serves on the Board of ABRY Partners, LLC; Talent Partners; Nexstar Broadcasting Group, Inc.; and Cast and Crew Entertainment Services, LLC. Mr. Yudkoff served on the Board of Muzak Holdings LLC from 2002 to 2009. Mr. Yudkoff has been involved with the paging industry as a director since 1997 and a director of the Company since November 2004. Mr. Yudkoff has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Yudkoff has experience in the media and communication sectors that can be applied to our operations. Mr. Yudkoff has the requisite qualifications to continue as a director.

Nicholas A. Gallopo, age 79, became a director of the Company in November 2004. He is the Chair of the Audit Committee. Prior to the merger of Metrocall and Arch, Mr. Gallopo had been a director of Metrocall since October 2002. Mr. Gallopo is a consultant and formerly licensed Certified Public Accountant. He retired as a partner of Arthur Andersen LLP in 1995 after 31 years with the firm. He had also served as a director of Newman Drug Company from 1995 to 1998, a director of Wyant Corporation, formerly Hosposable Products, Inc., from 1995 to 2001 where he also served as Chair of the Audit Committee, and a director of Bridge Information Systems, Inc. from 2000 to 2002. Mr. Gallopo has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. Gallopo has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Gallopo is a retired partner of Arthur Andersen LLP and has experience in financial accounting and auditing matters. Mr. Gallopo has the requisite qualifications to continue as a director.

Christopher D. Heim, age 47, became a director of the Company in July 2011. Since our acquisition of Amcom Software, Inc. and subsidiary (“Amcom”) in March 2011, Mr. Heim has been the President of Amcom (“President of Amcom”), an indirect wholly-owned subsidiary of our Company. Prior to the acquisition of Amcom, Mr. Heim was Chief Executive Officer of Amcom since March 2007. Prior to his position with Amcom, Mr. Heim held the role of President and General Manager of HighJump Software (after its acquisition by the 3M Company) from January 2004 to September 2006 and prior to that was CEO of HighJump Software from July 1997 to January 2004. Mr. Heim has been involved with the software industry for over 20 years. Mr. Heim has the requisite qualifications to continue as a director.

Vincent D. Kelly, age 52, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when USA Mobility was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch, Mr. Kelly was President and CEO of Metrocall since February 2003. Prior to this appointment, he had also served at various times as the Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly was an executive officer of Metrocall at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code in 2002. Mr. Kelly also serves as the President, CEO and director for all of our subsidiaries, except for GTES, LLC, an indirect wholly-owned subsidiary, for which Mr. Kelly is only a director and except for Amcom for which Mr. Kelly is the CEO and director. Mr. Kelly has been involved with the paging industry for over 20 years and a director and CEO of the Company since November 2004. Mr. Kelly has the requisite qualifications to continue as a director.

Brian O’Reilly, age 52, became a director of the Company in November 2004. He is a member of the Nominating and Governance Committee and is the Chair of the Compensation Committee. Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto-Dominion Bank for 16 years, from 1986 to 2002. From 1986 to 1996, Mr. O’Reilly served as the Managing Director of Toronto-Dominion Bank’s Loan Syndication Group, focused on the underwriting of media and telecommunications loans. From 1996 to 2002, he served as the Managing Director of Toronto-Dominion Bank’s Media, Telecom and Technology Group with primary responsibility for investment banking in the wireless and emerging telecommunications sectors. Mr. O’Reilly has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. O’Reilly has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition Mr. O’Reilly has past experience in the underwriting of media and communication financing that can be applied to our operations. Mr. O’Reilly has the requisite qualifications to continue as a director.

Matthew Oristano, age 55, became a director of the Company in November 2004. He is a member of the Audit Committee and is Chair of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Mr. Oristano has been the President, CEO and member of the Board of Alda Inc., an investment management company, since 1995. He has served as Chair of the Board and CEO of Reaction Biology Corporation, a contract biomedical research firm since March 2004. He has also been the Vice President, Treasurer and member of the Board of The Oristano Foundation since 1995, and has been a member of the Board of Crystalplex Corporation since 2004. Mr. Oristano has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. Oristano has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition,

Mr. Oristano has past experience in investment management and telecommunications company operations. Mr. Oristano has the requisite qualifications to continue as a director.

Samme L. Thompson, age 66, became a director of the Company in November 2004. He is a member of the Compensation Committee and the Audit Committee. Prior to the merger of Metrocall and Arch, Mr. Thompson had been a director of Arch since 2002. Mr. Thompson currently serves on the Boards of the following non-profit organizations: the Illinois Institute of Technology’s Knapp Entrepreneurial Center, Sheriff Meadow Conservation Trust, and the Partnership for Connected Illinois, Inc. Mr. Thompson is the owner and president of Telit Associates, Inc., a financial and strategic consulting firm. He joined Motorola, Inc. as Vice President of Corporate Strategy in July 1999 and retired from Motorola, Inc. as Senior Vice President of Global Corporate Strategy and Corporate Business Development in March 2002. From June 2004 until August 2005, Mr. Thompson was a member of the Board of SpectraSite, Inc., which was the landlord of a small percentage of transmission tower sites used by our Company. Since August 2005, he has been a member of the Board of American Tower Corporation (“ATC”) (which merged with SpectraSite, Inc.), a landlord of a substantial percentage of transmission tower sites used by our Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.). Mr. Thompson has been involved with the paging industry as a director since 2002 and a director of the Company since November 2004. Mr. Thompson has an understanding of our operations, strategies, financial outlook and ongoing challenges. In addition, Mr. Thompson has past experience in corporate strategic and business development that can be applied to our current operations. Mr. Thompson has the requisite qualifications to continue as a director.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board:

The Board recommends a vote “FOR” the election of all director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the selection of Grant Thornton by the stockholders in order to give the stockholders a voice in the designation of our auditors. Notwithstanding the ratification of Grant Thornton by the stockholders, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests for our Company and our stockholders.

If the stockholders do not ratify the appointment of Grant Thornton as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for 2012 and future years. A representative of Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if the representative desires to do so.

Unless marked otherwise, proxies received will be voted “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2012.

Recommendation of the Audit Committee and Board:

The Audit Committee and the Board recommend a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVED NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables our stockholders to an advisory vote to approve NEO compensation as disclosed in this Proxy Statement in accordance with the rules of the SEC. Last year, the Board recommended that this advisory vote to approve NEO compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve NEO compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve NEO compensation is expected to occur at our annual stockholder meeting in 2013.

Our executive compensation programs are designed to attract, motivate, and retain the NEOs, who are critical to success of our Company. Under these programs, the NEOs are rewarded for the achievement of specific short-term and long-term performance objectives, corporate strategies, business objectives and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for the NEOs to ensure these programs achieve the desired goals of aligning the executive compensation structure with the stockholders’ interests and current market practices. Based on this philosophy, the Compensation Committee approved multi-year performance based long-term incentive plan (“LTIP”) awards, annual performance based short-term incentive plan (“STIP”) awards, elimination of a provision for a gross-up payment for the NEOs and expansion of the CEO’s non-compete obligation to cover mission critical communications software. We request our stockholders to approve, on an advisory basis, the NEO compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis (“CD&A”) and the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of their stockholders and to the extent there is any significant vote against the NEOs compensation as disclosed in this Proxy Statement, they will consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Unless marked otherwise, proxies received will be voted “FOR” the following advisory resolution:

“RESOLVED, that the stockholders of the Company approve the advisory resolution to approve NEO compensation, as described in the CD&A and in the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Recommendation of the Compensation Committee and the Board:

The Compensation Committee and the Board recommend a vote “FOR” the advisory vote to approve NEO compensation, pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables.

PROPOSAL NO. 4

APPROVAL OF USA MOBILITY, INC. 2012 EQUITY INCENTIVE AWARD PLAN

Overview

The Board adopted the USA Mobility, Inc. 2012 Equity Incentive Award Plan (the “2012 Equity Plan”) on March 23, 2012 subject to our stockholders’ approval. The 2012 Equity Plan is intended to replace the USA Mobility, Inc. 2004 Equity Incentive Plan (the “2004 Equity Plan”). If the 2012 Equity Plan is approved by the stockholders, no further grants will be made under the 2004 Equity Plan. However, the 2004 Equity Plan will continue to govern all outstanding awards thereunder. Any shares which were available for grant under the 2004 Equity Plan including awards that were forfeited or lapsed unexercised as of the date of stockholder approval will be available for grant under the 2012 Equity Plan. As of March 23, 2012, 898,755 shares available under the 2004 Equity Plan will be available for grant under the 2012 Equity Plan along with the new shares that are subject to approval by the stockholders.

The 2012 Equity Plan is designed to promote the success and enhance the value of our Company by linking the individual interests of the members of the Board and employees to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2012 Equity Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

Without the approval of stockholders the 2012 Equity Plan prohibits (i) increasing the maximum number of shares which may be issued under the 2012 Equity Plan, (ii) reducing the price per share of any outstanding option or stock appreciation right, or (iii) canceling any stock option or stock appreciation right in exchange for cash or another award when the stock option or stock appreciation right price per share exceeds the fair market value of the underlying shares.

The 2012 Equity Plan is also intended to provide performance based compensation that will be tax deductible by us without regard to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”). As a result, we are asking our stockholders to approve the list of performance criteria in the 2012 Equity Plan that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under the Code. Stockholder approval of such criteria would preserve our ability to deduct compensation associated with future performance-based awards made under the 2012 Equity Plan to certain executives. The Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its CEO and its three other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights generally qualify as performance-based compensation. Other awards that we may grant under the 2012 Equity Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, the stockholders must approve the material terms of the performance goals every five years.

The following summarizes the key terms of the 2012 Equity Plan and is qualified in its entirety by reference to the full text of the 2012 Equity Plan.

Administration of the 2012 Equity Plan

The 2012 Equity Plan will be administered by the Compensation Committee and, unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more non-employee directors determined to be independent directors as defined by the rules of the securities exchange on which our common stock are listed, quoted or traded. With respect to awards granted to non-employee directors, the 2012 Equity Plan will be administered by the Board. The 2012 Equity Plan provides the Compensation Committee with flexibility to design compensatory awards that are responsive to our Company’s needs. Subject to the terms of the 2012 Equity Plan, the Compensation Committee has the discretion to determine the terms of each award. The Compensation Committee, with the Board’s approval, may delegate to one or more directors or to one or more officers of the Company the authority to grant or amend awards to participants who are not directors or officers of the Company.

Awards That May Be Granted

Awards under the 2012 Equity Plan may be in the form of stock options; restricted common stock (“restricted stock”); a restricted stock unit (“RSU”); a performance award (a cash bonus award, a stock bonus award, performance award or incentive award that is paid in cash); dividend equivalents, a stock payment award; deferred stock; a deferred stock unit; or a stock appreciation right.

Eligibility To Receive Awards

Employees of the Company and its subsidiaries and non-employee directors are eligible to receive awards. Based on historic compensation practices approximately 700 individuals are eligible to receive awards; however, this number is subject to change as the number of individuals in our wireless and software businesses is adjusted to meet our operational requirements. The benefits or amounts that may be received or allocated to participants under the 2012 Equity Plan will be determined at the discretion of the Compensation Committee and is not currently determinable. The following table sets forth, with respect to the individuals and groups identified therein the benefits and amounts that were allocated to such individuals and groups for fiscal year 2011 under the 2004 Equity Plan.

Name and Position	Number of Shares Subject to Stock Awards Granted for 2011 (#)		Maximum Grant Date Value of Shares Subject to Stock Awards Granted for 2011 ($)
Vincent D. Kelly(a)	51,319	(b)	723,598
Shawn E. Endsley(a)	-		-
James H. Boso(a)	-		-
Christopher D. Heim	50,647	(c)	780,470
Daniel R. Mayleben	50,647	(c)	780,470
All directors who are not employees (5 persons)	14,000		210,000
All current executive officers as a group (3 persons)(a)	152,613		2,284,538
All employees who are not executive officers (13 persons)(a)	110,293		1,699,616

(a)

Amounts shown do not include stock awards granted prior to 2011 under our 2009 LTIP, which awards are currently outstanding and will be eligible to vest at such times and subject to such conditions as described in more detail below under Compensation Discussion and Analysis — Elements of Compensation — 2009 Long-Term Incentive Plan.

(b)	Amount shown reflects the equity portion of Mr. Kelly’s STIP award for 2011. For additional information refer to Compensation Discussion and Analysis — Elements of Compensation — 2011 STIP.

(c)

Amounts shown reflect RSUs granted to Messrs. Heim and Mayleben under our 2011 LTIP, which are intended as long-term incentive compensation covering years 2011 through 2014. For additional information refer to the description of our 2011 LTIP below under Compensation Discussion and Analysis — Elements of Compensation — 2011 LTIP.

Shares Available For Issuance

The maximum number of shares as to which stock awards may be granted under the 2012 Equity Plan is one million three hundred thousand (1,300,000) shares plus the number of shares available for grant under the 2004 Equity Plan as of the date the 2012 Equity Plan is approved by stockholders and any shares that as of the date the plan is approved by stockholders are subject to awards granted under the 2004 Equity Plan and are subsequently forfeited or lapse unexercised and which following the date the 2012 Plan is approved by stockholders are not issued under the 2004 Equity Plan. Currently, there are 898,755 shares available for grant under the 2004 Equity Plan that will be available for grant under the 2012 Equity Plan. Thus, our current estimate of the maximum number of shares available for grant under 2012 Equity Plan (excluding any shares that are subsequently forfeited or lapse unexercised under the 2004 Equity Plan, which shares will again be available for grant under the 2012 Equity Plan) is 2,198,755. This number is subject to change as on April 1, 2012 restricted stock will be granted under the 2004 Equity Plan to our non-employee directors as compensation for their service for the first quarter of 2012. The exact number of shares to be issued on April 1, 2012 to our non-employee directors is not determinable at this time as the number of shares to be issued is based on the fair market value of our common stock on the date prior to grant.

Limits on Grants

The maximum number of shares that may be awarded to any one individual during any calendar year is 300,000 and the maximum aggregate amount of cash that may be paid in cash to any one individual during any calendar year with respect to one or more awards is $3 million. The share limits are subject to equitable adjustment, if any, by the Compensation Committee as provided in the 2012 Equity Plan for stock splits, stock dividends, recapitalizations and other similar transactions.

Terms Applicable To the Various Awards

The Compensation Committee may select, from time to time, individuals who will be granted an award and will determine the nature and amount of each award. Each award will be evidenced by an award agreement that will set forth the terms, conditions and limitations of the award consistent with the provisions of the 2012 Equity Plan. Upon changes in the common stock or assets of the Company, acquisition or liquidation of the Company or any other unusual or nonrecurring events affecting the Company or its subsidiaries the Compensation Committee is authorized to accelerate the vesting of such awards, terminate the award in exchange for cash or take such other action that the Compensation Committee deems appropriate in order to prevent the dilution or enlargement of the benefits intended to be made available with respect to an award. The following outlines provisions applicable to specific types of awards.

Provisions for Performance Based Compensation Awards — The Compensation Committee may determine at the time any type of award that is granted that such award is intended to be performance based compensation. In order for an award to be performance based the Compensation Committee will indicate in writing: (i) the eligible individuals; (ii) the performance criteria applicable to the performance period; (iii) the performance goals and the amounts to be earned for the performance period based on the performance criteria; and (iv) the relationship between the performance criteria, the performance goals and the amounts to be earned by each individual for the performance period. The Compensation Committee may reduce or eliminate (but not increase) the amount payable at a given level of performance to consider such additional factors that the Compensation Committee would consider relevant including individual or corporate performance. In order to be paid performance based compensation the individual must by employed by the Company or a subsidiary throughout the performance period.

Terms for Option Grants — Stock options entitle the optionee to purchase shares of common stock at a price equal to or greater than the fair market fair on the date of grant. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted stock, or (iii) with any other legal consideration acceptable to the Compensation Committee. No stock option may be exercised more than 10 years from the date of grant. Each grant may specify a period of continuous employment with the Company or its subsidiaries, any performance criteria or any other criteria selected by the Compensation Committee.

Terms for Restricted Stock Grants — An award of restricted stock involves the immediate transfer from us to a participant of ownership of a specific number of shares of common stock in return for the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Compensation Committee. The transfer may be made without additional consideration from the participant. The Compensation Committee may specify performance objectives or other service requirements that must be achieved for the restrictions to lapse. Restricted stock will generally be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Compensation Committee on the grant date and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change of control of the Company or similar event.

Terms for RSUs — An RSU is the equivalent of one share of common stock. Each grant will specify the dates or dates on which the RSUs will become fully vested and may specify other conditions to vesting including the duration of service to the Company or its subsidiaries, one or more performance criteria, Company performance, individual performance or other specified criteria as determined by the Compensation Committee. Unless provided by the Compensation Committee a holder of an RSU shall have no rights as a stockholder. Upon vesting or maturity of the grant and achievement of the performance or other criteria, we will transfer to the holder one share of our common stock for each RSU, or in the sole discretion of the Compensation Committee, an amount in cash equal to the fair market value of such shares on the maturity date or a combination thereof. At the discretion of the Compensation Committee dividend equivalents may be earned by the holders of RSUs based on dividends declared on the common stock to be credited as of the dividend payment dates during the period from the date of the award of RSUs to the maturity or vesting date.

Terms for Performance Awards, Dividend Equivalents, Stock Payments, Deferred Stock, and Deferred Stock Units. — The Compensation Committee may grant performance awards including performance stock units that may be linked to one or more performance criteria or other specified criteria that are determined on such date or dates and/or period or periods that the Compensation Committee may determine. Payment of the performance awards may be in cash, shares of common stock or combination thereof as determined by the Compensation Committee. An award of a dividend equivalent represents the right to receive the amount of dividends paid on a share of our common stock during the period when an award is granted and the award is vested, exercised, distributed or expired. Dividend equivalents may be paid in cash or shares of common stock as determined by the Compensation Committee. Dividend equivalents with respect to a performance based award shall only be paid to the extent the related performance based vesting conditions are met. No dividend equivalents shall be paid with respect to options or stock appreciation rights. A stock payment is the award of a share of common stock. Such stock payment may be conditioned upon the achievement of one or more performance criteria, a vesting schedule or such other criteria as established by the Compensation Committee. An award of deferred stock granted under the 2012 Equity Plan represents the right to receive a specific number of shares of our common stock at the end of a specified deferral period. Any grant of deferred stock may be further conditioned upon the attainment of one or more performance objectives. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents. The grant of deferred stock may be made without any consideration from the participant other than the performance of future services. An award of a deferred stock unit granted under the 2012 Equity Plan represents the right to receive one share of common stock at the end of a specified deferral period. Any grant of deferred stock units may be further conditioned upon the attainment of one or more performance criteria. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents. The grant of deferred stock units may be made without any consideration from the participant other than the performance of future services.

Terms for Stock Appreciation Rights — Stock appreciation rights represent the right to receive an amount, determined as the difference between the “base price” established for such rights and the fair market value of our common stock on the date the rights are exercised. The base price must not be less than the fair market value of the common stock on the date the right is granted. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company in cash, in shares of our common stock or any combination of the foregoing. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable. No stock appreciation right may be exercised more than ten years from the grant date and each grant of a stock appreciation right must specify the period of continuous employment or service that is necessary before the stock appreciation right may be exercisable.

Dilution Impact of the 2012 Equity Plan

The potential dilution to existing stockholders from equity being issued to members of the Board and employees is calculated below. The dilution is calculated by dividing (a) the number of shares of common stock that would be issued and outstanding under currently existing 2009 LTIP and 2011 LTIP awards (470,317) plus the number of shares available for future grant under the 2012 Equity Plan (2,198,755) by (b) the number of shares in clause (a) (2,669,072) plus the total number of shares of common stock outstanding at March 23, 2012 (22,141,680). Assuming the approval of the 2012 Equity Plan and the number of shares outstanding as of March 23, 2012 the maximum potential dilution to existing stockholders is 10.8 percent.

Section 162(m) Exemption

The Code prevents a publicly held corporation from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” Stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted stock, RSUs, deferred stock, deferred stock units, and performance awards, that are granted pursuant to pre-established objective performance criteria, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by stockholders of the performance criteria.

Performance Criteria and Performance Goals

The 2012 Equity Plan provides that grants of performance awards or, when determined by the Compensation Committee, stock options, deferred stock, deferred stock units, restricted stock, RSUs or other stock-based awards may be made based upon “performance criteria.” Performance criteria that shall be used to establish performance goals applicable to awards that are intended to be exempt from the limitations of the Code are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, (E) accretion, and (F) capital expenses or expenditures); (ii) gross or net sales or revenue or average sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, expenses, profit or cash flow; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) bookings, (viii) backlog, (ix) number of employees, (x) return on assets; (xi) return on capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) return on sales; (xv) gross or net profit or operating margin; (xvi) costs; (xvii) funds from operations; (xviii) expenses; (xix) working capital; (xx) earnings per share; (xxi) adjusted earnings per share; (xii) price per share of common stock; (xiii) regulatory body approval for commercialization of a product; (xiv) implementation or completion of critical projects, including the completion of acquisitions or dispositions; (xxv) market share; (xxvi) economic value, (xxvii) units in service, churn of units in service, additions of units in service (each on a gross or net basis), (xxviii) gross or net churn rates or addition rates, (xxix) number of transmitters, (xxx) accounts receivable metrics, including number of days revenue in receivables, aging or collection statistics (xxxi) periodic collection metrics, (xxxii) cash balances, (xxxiii) debt to equity ratios, (xxxiv) leverage ratios, (xxxv) coverage ratios, (xxxvi) debt balances or interest rates, (xxxvii) maintenance renewal rates, or (xxxviii) customer satisfaction, including results from customer surveys, any of which may be measured in absolute or percentage terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The performance goals will be established in writing by the Compensation Committee for a performance period based upon one or more performance criteria. Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division, a department, a product, a business unit or an individual or with respect to an operating segment or a customer or market segment and on an aggregate, per-unit or per-employee basis (or based on such other aggregation as may be determined by the Compensation Committee).

Transferability of Awards

Except as noted below no award under the 2012 Equity Plan may be transferred by a participant other than by will or the laws of descent and distribution, or, subject to the consent of the Compensation Committee, pursuant to a domestic relations order. Awards may only be exercised during the participant’s lifetime by the participant. After the death of the participant, awards may be exercised by the participant’s personal or legal representative. The Compensation Committee may allow a participant to transfer an award, other than an incentive stock option, to one or more family members. This transfer is subject to the acceptance by the family member of the terms and conditions of the award and cannot be further transferred.

2012 Equity Plan Amendments

The 2012 Equity Plan may be amended by the Board or Compensation Committee at any time. However, as noted above, without the approval of the stockholders the Compensation Committee may not (i) increase the maximum number of shares which may be issued under the 2012 Equity Plan, (ii) reduce or allow for the reduction of the price per share of any outstanding stock option or stock appreciation right or (iii) cancel or allow for the cancellation of any stock option or stock appreciation right in exchange for cash or another award when the stock option or stock appreciation right price per share exceeds the fair market value of the underlying shares.

Tax Consequences of the 2012 Equity Plan

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2012 Equity Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences. In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of deferred stock generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.

A participant generally will not recognize income upon the grant of a RSU, performance award, dividend equivalents, deferred stock unit or a stock appreciation right. Upon payment, with respect to a RSU, performance award, dividend equivalents, deferred stock unit or stock appreciation right the participant generally will recognize as ordinary income an amount equal to the amount of cash received and/or the fair market value of any unrestricted common stock received.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1 million limitation on certain executive compensation under the Code.

Awards of stock appreciation rights, deferred common stock, performance awards, deferred stock units and dividend equivalents under the 2012 Equity Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Code Section 409A are satisfied. It is our intent that awards under the 2012 Equity Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

Complete Copy of the 2012 Equity Plan

This summary is not a complete description of all of the provisions of the 2012 Equity Plan. A copy of the 2012 Equity Plan is included herein as Exhibit A.

Failure of the Proposal

If this proposal is not approved, the 2004 Equity Plan will remain in effect and we will continue to make grants under the 2004 Equity Plan in accordance with the terms of that plan until all of the available shares under the 2004 Equity Plan are granted.

Unless marked otherwise, proxies received will be voted “FOR” the approval of the USA Mobility, Inc. 2012 Equity Incentive Award Plan.

Recommendation of the Compensation Committee and the Board:

The Compensation Committee and the Board recommend a vote “FOR” the approval of the USA Mobility, Inc. 2012 Equity Incentive Award Plan.

Performance Graph

We began trading on the NASDAQ National Market® on November 17, 2004. The chart below compares the relative changes in the cumulative total return of our common stock for the period December 31, 2006 to December 31, 2011, against the cumulative total return of the NASDAQ Composite Index® and the NASDAQ Telecommunications Index® for the same period.

The chart below assumes that on December 31, 2006, $100 was invested in our common stock and in each of the indices. The comparisons assume that all cash distributions were reinvested. The chart indicates the dollar value of each hypothetical $100 investment based on the closing price as of the last trading day of each fiscal year from December 31, 2006 to December 31, 2011.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among USA Mobility, the NASDAQ Composite Index®, and the NASDAQ Telecommunications Index®

THE BOARD OF DIRECTORS AND COMMITTEES

The Board met six times during 2011. All directors attended 100 percent of the total number of meetings held by the Board as well as any standing committees of the Board on which they serve. While we encourage all members of the Board to attend the Annual Meeting, there is no formal policy as to their attendance at the Annual Meeting. All directors attended the 2011 Annual Meeting held on May 18, 2011.

Stockholders’ Communications

We have not developed a formal process by which stockholders may communicate directly to the Board. We believe that an informal process, in which stockholder communications (or summaries thereof) are received by the Secretary for the Board’s attention and provided to the Board, has served the Board’s and the stockholders’ needs. In view of recently adopted SEC disclosure requirements relating to this issue, the Board may consider developing more specific procedures. Until other procedures are developed, any communications to the Board should be addressed to the Board and sent in care of our Secretary at the following address: USA Mobility, Inc., c/o Secretary, 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

Director Independence

The NASDAQ corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with our Company. Based upon both detailed written submissions by members of the Board and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable NASDAQ corporate governance rules, the Board has determined for the year ended December 31, 2011 that all directors were independent, with the exception of Messrs. Kelly and Heim, the CEO and the President of Amcom, respectively. Messrs. Kelly and Heim are also directors of the Board.

Leadership Structure

The Board has segregated the positions of Chair of the Board and CEO since the Company’s inception in 2004. The position of Chair of the Board has been filled by an independent director. (The evaluation of director independence has been described above.) The Board believes that segregation of these positions has allowed the CEO to focus on managing our day-to-day activities within the parameters established by the Board. The position of Chair of the Board provides leadership to the Board in establishing our overall strategic direction consistent with the input of other directors of the Board and management. The Board believes this structure has served the stockholders well by ensuring the development and implementation of our strategies in the wireless telecommunications and software industries.

Risk Oversight

Our primary risks consist of managing our operations profitably within the environment of declining revenues and subscribers for our wireless operations and successfully integrating and expanding our software operations. In general the Board, as a whole and also at the Committee level, oversees our risk management activities. The Board annually reviews management’s long-term strategic plan and the resulting annual budget that results from that strategic planning process. Using that information the Compensation Committee establishes both the short-term and long-term compensation programs that include all executives of the Company (including the NEOs). These compensation programs are discussed and ratified by the Board. The compensation programs are designed to focus management on the performance metrics underlying our profitable operations. See “Compensation Discussion and Analysis–Compensation Policies and Practices that Present Material Risks” for additional information regarding risk management related to the Company’s compensation policies and procedures. The Board receives periodic updates from management on the status of our operations and performance (including updates outside of the normal Board meetings). Finally, as noted below, the Board is assisted by the Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Thus, in performing its risk oversight the Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.

Committees

During 2011 the Board had a standing Nominating and Governance Committee, Compensation Committee and Audit Committee as represented in the following table:

Board of Directors	Nominating and Governance Committee	Compensation Committee	Audit Committee
Royce Yudkoff (Chair)	M	M
Nicholas A. Gallopo			C
Christopher D. Heim
Vincent D. Kelly
Brian O’Reilly	M	C
Matthew Oristano	C		M
Samme L. Thompson		M	M

C = Chair
M = Member

Nominating and Governance Committee

As of December 31, 2011 the members of the Nominating and Governance Committee consisted of Messrs. Oristano, O’Reilly and Yudkoff, each of whom was an independent director as the term is defined in the rules of the NASDAQ Global Market. Mr. Oristano served as the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee met once in 2011 and took no action by unanimous written consent in lieu of a meeting. The Board has adopted a charter, as amended in February 2012, governing the activities of the Nominating and Governance Committee, which may be viewed online on our website at http://www.usamobility.com/about_us/investor_relations/. Pursuant to its charter, the Nominating and Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each Annual Meeting of Stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the CEO and other senior executive positions in the Company and leading the Board in its annual review of Board performance. The Nominating and Governance Committee may also develop and recommend to the Board corporate governance principles applicable to our Company.

The Nominating and Governance Committee considers Board candidates based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the Nominating and Governance Committee’s understood needs of the Board at that time. In addition, the Nominating and Governance Committee considers whether the individual satisfies criteria for independence, as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Board seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company.

The Nominating and Governance Committee does not have a formal policy with respect to diversity, but as part of its review of Board candidates, the Committee considers diversity in the context of age, business experience, knowledge and perspective from other industries or business disciplines such as investment banking, manufacturing, professional services or consulting among others. This consideration is included as part of the overall decision on the candidates for the Board.

The Nominating and Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification and assessment of director candidates. No such firm has been retained by the Nominating and Governance Committee.

The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. We have not adopted a formal process because we believe that an informal consideration process has served stockholders well. The Nominating and Governance Committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for the Nominating and Governance Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of our Secretary, at least six months before the next Annual Meeting of Stockholders to ensure time for meaningful consideration by the Nominating and Governance Committee. See also “Stockholder Proposals” for Bylaw requirements for nominations.

All of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election.

Compensation Committee

As of December 31, 2011, the members of the Compensation Committee consisted of Messrs. O’Reilly, Thompson and Yudkoff, each of whom was an independent director as the term is defined in the rules of the NASDAQ Global Market. Mr. O’Reilly served as the Chair of the Compensation Committee. The Compensation Committee shall ensure that the Company’s compensation programs are designed to encourage high performance, promote accountability and ensure that employee interests are aligned with the interests of our stockholders. The Compensation Committee met five times during 2011 and took no action by unanimous written consent in lieu of a meeting.

The Board has adopted a charter, as amended in February 2012, setting forth the structure, authority and responsibilities of the Compensation Committee, which may be viewed online on our website at http://www.usamobility.com/about_us/investor_relations/. Under its charter, the responsibilities of the Compensation Committee include reviewing our compensation philosophy and administering our incentive compensation and equity-based plans; approving all compensation for the CEO’s direct reports who also serve as our executive officers and making recommendations for Board approval of proposed employment agreements, severance or retirement arrangements, and/or change in control agreements for such executives as recommended by the CEO; evaluating and approving all executive compensation programs, including adoption or amendment to incentive compensation and equity-based awards; and evaluating the performance of the CEO and recommending for Board approval the compensation based on such evaluation consistent with the CEO’s existing employment agreement. The Compensation Committee also recommends for Board approval the total compensation for non-executive directors. The Compensation Committee cannot delegate responsibilities relating to executive compensation. The Compensation Committee has the sole authority to retain, and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts as the Compensation Committee believes to be necessary. In 2011, the Compensation Committee did not retain services from any compensation consultants.

Audit Committee

As of December 31, 2011 the Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consisted of Messrs. Gallopo, Oristano, and Thompson, each of whom was an independent director as the term is defined in the rules of the NASDAQ Global Market. The Board has determined that Mr. Gallopo, who is the Audit Committee Chair, is an “audit committee financial expert,” as that term is defined in the Exchange Act. The Audit Committee met four times during 2011 and took no action by unanimous written consent in lieu of a meeting. The Board has adopted a charter, as amended in February 2012, setting forth the structure, powers and responsibilities of the Audit Committee, which may be viewed online on the Company’s website at http://www.usamobility.com/about_us/investor_relations/. Under its charter, the responsibilities of the Audit Committee include approving the appointment, compensation, retention and oversight of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with the independent registered public accounting firm; reviewing our critical accounting policies, the Annual and Quarterly reports on Forms 10-K and 10-Q, respectively, and the earnings releases; reviewing the adequacy of our internal accounting controls; overseeing our ethics program; and reviewing the policies and procedures regarding executives’ expense accounts.

As described under the heading “Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm,” the Audit Committee has appointed Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2012 and is seeking ratification of the appointment at the Annual Meeting.

FEES AND SERVICES

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes fees billed to us through March 16, 2012 by Grant Thornton relating to services provided for the periods stated.

Grant Thorton LLP	For the Year Ended December 31,
	2011 ($)	2010 ($)
Audit Fees(a)	1,377,274	1,391,620
Audit Related and Other Fees(b)	491,543	-
Tax Fees(c)	-	-
All Other Fees	-	-

Total	1,868,817	1,391,620

(a)

The audit fees (including out-of-pocket expenses) for the years ended December 31, 2011 and 2010 were for professional services rendered during the audits of our consolidated financial statements and our internal control over financial reporting, for reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and for reviews of other filings made by us with the SEC.

(b)	Audit related or other fees that were paid to our independent registered public accounting firm in 2011 related to due diligence fees associated with the acquisition of Amcom.

(c)	Tax fees consist of tax compliance, tax advice and tax planning services. No tax fees were paid to our independent registered public accounting firm in 2011 or 2010.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next Audit Committee meeting.

All audit fees in 2011 and 2010 were approved by the Audit Committee pursuant to our pre-approval policy.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for the preparation of our financial statements and the financial reporting process, including the system of internal controls. Grant Thornton (the “auditor”) is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee reviewed and discussed with management and the auditor the audited financial statements that were included in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”).

The Audit Committee discussed with the auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with the auditor the auditor’s independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by the applicable requirements of the PCAOB.

Based on the foregoing, the Audit Committee recommended to the Board and the Board approved the inclusion of our audited financial statements in the 2011 Form 10-K for filing with SEC.

Audit Committee:

Nicholas A. Gallopo

Matthew Oristano

Samme L. Thompson

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

DIRECTOR COMPENSATION

On August 1, 2007, for periods of service beginning on July 1, 2007, the Board approved that, in lieu of RSUs, each non-executive director will be granted in arrears on the first business day following the quarter of service, restricted stock under the 2004 Equity Plan for their service on the Board and committees thereof. The restricted stock would be granted quarterly based upon the closing price per share of our common stock on the last trading day at the end of each quarter, such that each non-executive director would receive $40,000 per year of restricted stock ($50,000 for the Chair of the Audit Committee). The restricted stock will vest on the earlier of a change in control of the Company (as defined in the 2004 Equity Plan) or one year from the date of grant, provided, in each case, that the non-executive director maintains continuous service on the Board. Future cash distributions related to the restricted stock will be set aside and paid in cash to each non-executive director on the date the restricted stock vests. In addition to the quarterly restricted stock grants, the non-executive directors would be entitled to cash compensation of $40,000 per year ($50,000 for the Chair of the Audit Committee), also payable quarterly. These sums are payable, at the election of the director, in the form of cash, shares of common stock, or any combination thereof.

Effective August 31, 2005, all directors are required to own and hold a minimum of 1,500 shares of our common stock for a period of 18 months. These shares could be shares that were already owned, shares that were acquired by the director, or restricted stock that were paid to the director for service on the Board and committees thereof. At March 16, 2012 all directors met the minimum ownership requirement.

The non-executive directors are reimbursed for any reasonable out-of-pocket Board related expenses incurred. There are no other annual fees paid to these non-executive directors. Directors that are employed as executives of our Company are not separately compensated for service as a director.

No change in director compensation has been planned for 2012.

We used the fair-value based method of accounting for the equity awards. The restricted stock will vest on the earlier of a change in control or one year from the date of grant and the fair value is amortized as compensation expense over a one-year period. The amounts shown below for restricted stock reflect the grant date fair value of the restricted stock issued quarterly to the non-executive directors based on the price per share of our common stock on the last trading day prior to the quarterly award date. The following table sets forth the compensation earned by the non-executive directors for the year ended December 31, 2011:

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Royce Yudkoff(a)	40,000	40,000	6,190	86,190
Nicholas A. Gallopo(b)	50,000	50,000	7,738	107,738
Brian O’Reilly(a)	40,000	40,000	6,190	86,190
Matthew Oristano(a)	40,000	40,000	6,190	86,190
Samme L. Thompson(a)	40,000	40,000	6,190	86,190

(a)

Included in the column “All Other Compensation” for each of the non-executive directors is $6,190 of cash distributions paid to the non-executive directors in 2011 on the vested restricted stock. On January 3, 2011, April 1, 2011, July 1, 2011 and October 3, 2011, 3,095 shares of restricted stock vested for each of the non-executive directors from the quarterly grants issued to each of the non-executive directors in 2010. As of December 31, 2011, Messrs. Yudkoff, O’Reilly, Oristano and Thompson each has 2,667 shares of restricted stock outstanding with a fair market value of $36,991 based on the closing price per share of our common stock on December 31, 2011 of $13.87. On January 3, 2012, we awarded Messrs. Yudkoff, O’Reilly, Oristano and Thompson each 721 shares of restricted stock for services performed during the fourth quarter of 2011 based on the closing price of our common stock on December 31, 2011 of $13.87. The restricted stock will vest on the earlier of a change in control or one year from the date of issuance and the fair value is amortized as compensation expense over a one-year period. Also on January 3, 2012, 563 shares of restricted stock vested for each of the non-executive directors from the grant issued on January 2, 2011 and the related cash distributions of $563 on the vested restricted stock were paid to each of the non-executive directors.

(b)

Included in the column “All Other Compensation” for Mr. Gallopo, the Audit Committee Chair, is $7,738 of cash distributions paid in 2011 on the vested restricted stock. On January 3, 2011, April 1, 2011, July 1, 2011 and October 3, 2011, 3,869 shares of restricted stock vested from the quarterly grants issued to Mr. Gallopo in 2010. As of December 31, 2011, Mr. Gallopo has 3,332 shares of restricted stock outstanding with a fair market value of $46,215 based on the closing price per share of our common stock on December 31, 2011 of $13.87. On January 3, 2012, we awarded Mr. Gallopo 901 shares of restricted stock for services performed during the fourth quarter of 2011 based on the closing price of our common stock on December 31, 2011 of $13.87. The restricted stock will vest on the earlier of a change in control or one year from the date of issuance and the fair value is amortized as compensation expense over a one-year period. Also on January 3, 2012, 703 shares of restricted stock vested from the grant issued to Mr. Gallopo on January 2, 2011 and the related cash distributions of $703 on the vested restricted stock were paid to Mr. Gallopo.

EXECUTIVE OFFICERS

Our executive officers serve at the pleasure of the Board, subject in certain cases to the provisions of their employment agreements, if applicable. Set forth below is biographical information for each of our executive officer who is not also a director as of March 16, 2012. Messrs. Kelly and Heim are both directors.

James H. Boso, age 64, was appointed Executive Vice President (“EVP”) of Sales of the Company in October 2005 and subsequently promoted to EVP of Sales and Marketing (“EVP, Sales & Marketing”) in July 2007. Prior to his current position, Mr. Boso was named Division President of the Western Sales Division in November 2004 with the merger of Arch and Metrocall. He was Regional Vice President for the Central Sales Region of Metrocall from July 1996 until November 2004. Mr. Boso has over 15 years in the wireless messaging industry and over 25 years in the telecommunications, broadcast and entertainment industries including serving as Vice President, Broadcast Division of Bass Brothers, Senior Vice President with Storer Communications, Inc. and the CEO of Spectravision, Inc.

Bonnie K. Culp-Fingerhut, age 60, was appointed EVP of Human Resources and Administration (“EVP, HR & Administration”) in October 2007. Ms. Culp was named Senior Vice President of Human Resources and Administration in November 2004 with the merger of Arch and Metrocall. She was Senior Vice President of Human Resources and Administration of Metrocall from November 1998 until November 2004. Ms. Culp has more than 25 years in the human resources field with over 10 years in the wireless messaging industry.

Shawn E. Endsley, age 56, was appointed Chief Financial Officer (“CFO”) of the Company and a director of Arch, a wholly owned subsidiary of the Company in September 2011. Mr. Endsley is responsible for the financial management of our Company. Before his appointment as CFO, Mr. Endsley had been our Controller and Chief Accounting Officer from May 2005. Metrocall, a predecessor to our Company, hired Mr. Endsley as corporate controller in June 2004. Prior to joining our Company, Mr. Endsley has over 20 years of experience in the telecommunications industry with financial or consulting positions at several publicly traded companies. These experiences included from 1989 to 1999 at Qwest Communications International Inc. and a predecessor company LCI International, Inc., both domestic telecommunications providers, as well as from 1999 to 2001 at Global TeleSystems, Inc., an international provider of communication services. Mr. Endsley provided consulting and forensic accounting support at a large telecommunications company from 2002 to 2004. Prior to his career in the telecommunications industry, Mr. Endsley was employed by a large international public accounting firm to provide accounting, auditing and consulting services to utility and communication companies in the United States.

Daniel R. Mayleben, age 50, was appointed Chief Operating Officer (“COO”) of Amcom in March 2011 when we acquired Amcom. Prior to the acquisition of Amcom, Mr. Mayleben was the CFO of Amcom since March 2007. Mr. Mayleben has over 25 years of experience in accounting and finance and over 10 years of experience in the software industry as CFO of Amcom, CFO of HighJump Software from March 2003 to March 2005 and CFO of Adaytum Software from August 2000 to March 2003. Mr. Mayleben also held various finance roles at Honeywell from 1993 to 2000 including serving as the CFO of a Honeywell business unit. Mr. Mayleben was employed with Deloitte & Touche LLP from 1983 to 1993.

Thomas G. Saine, age 49, was promoted to Chief Information Officer (“CIO”) in July 2008, effective August 2008. Prior to his current position, Mr. Saine was the Chief Technology Officer (“CTO”) since October 2007. In addition, since January 2008 Mr. Saine currently serves as the President of GTES, LLC, an indirect wholly-owned subsidiary of USA Mobility. Mr. Saine rejoined our Company in August 2007 as Vice President of Corporate Technical Operations. Previously, Mr. Saine had served our Company as Vice President, Technology and Integration from November 2003 through June 2005. Mr. Saine was an independent consultant from July 2005 through November 2005 and was a Program Manager and Director of Programs with Northrop Grumman Corporation from December 2005 through August 2007. Prior to Mr. Saine’s employment with our Company in 2003, Mr. Saine had served as Vice President, Network Services and CTO of Weblink Wireless, Inc. from 2001 through 2003. Mr. Saine has over 20 years of operations, engineering and technology management experience. Mr. Saine currently serves on the Board of GTES, Inc.

Our NEOs as of December 31, 2011 consisted of Mr. Kelly, the CEO, Mr. Endsley, the CFO, and the other three most highly compensated executive officers of the Company, whose annual compensation equaled or exceeded $100,000 and who served as executive officers at December 31, 2011. Our other three most highly compensated executive officers are identified as Messrs. Boso, Heim and Mayleben. Their titles are as follows: EVP, Sales & Marketing, President of Amcom and COO of Amcom, respectively.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary

In consideration of our pay for performance philosophy, we took the following compensation actions in 2011 with regards to the future compensation programs for our executive officers (including NEOs):

•	Adopted a multi-year performance LTIP award for our software business executives;

•	Established an annual performance based STIP award for both our wireless and software businesses;

•	Eliminated a provision that provided a gross-up payment for excise tax for the NEOs and the CEO from his employment agreement; and

•	Expanded the CEO’s non-compete obligation to cover mission critical communications software.

Despite a challenging economic environment throughout 2011, we delivered solid performance with a key objective to provide sustained, long-term increase in stockholder value. We achieved significant performance against the pre-established performance goals under our STIP for the wireless and software operations. Highlights of our 2011 performance year included:

•	Acquisition of Amcom on March 3, 2011;

•	Ending cash balance of $53.7 million;

•	Revenues of $242.9 million;

•	Earnings before Interest, Taxes, Depreciation, Amortization & Accretion (“EBITDA”) of $79.0 million;

•	Operating Cash Flow (“OCF”) as defined by the Company of $71.0 million;

•	Bookings of $47.9 million; and

•	Backlog of $23.7 million.

In implementing our pay for performance philosophy we established a separate STIP for our software operations. This STIP was based on the separate performance of our software operations for the period April 1, 2011 through December 31, 2011. This distinct STIP was designed to motivate performance in our software operations subsequent to the acquisition.

On May 18, 2011, 96.4 percent of the 17,609,828 shares voting approved the NEOs 2010 compensation. (The shares voting exclude 2,685,984 broker non-votes.) Based on the overwhelming approval for our Company’s approach to executive compensation the Compensation Committee made no significant changes to our approach for executive compensation in 2011 as outlined below.

Compensation Objectives

For all of our executives, which include the NEOs, compensation is intended to be based on the performance of each operating business (wireless and software) as well as the Company as a whole as determined by the Compensation Committee and ratified by the Board. The Compensation Committee believes that compensation paid to executives should be closely aligned with the Company’s short-term and long-term performance; linked to specific, measurable results that create value for stockholders; and assist the Company in attracting and retaining key executives critical to long-term success.

In establishing compensation for executives, the Compensation Committee has the following objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Achieve key strategic and financial performance measures by linking incentive award opportunities to attainment of performance goals in these areas; and

•

Focus executive performance on increasing our stock price and maximizing stockholder value, as well as promoting retention of key staff, by providing a portion of total compensation opportunities in the form of direct ownership in our Company through RSUs that are payable in our common stock.

To meet these objectives the Compensation Committee also considers our strategic position in the wireless telecommunications industry and in the software industry. While we are the largest provider in the paging segment of this industry, we have experienced significant attrition in our subscriber base and revenues as our customers have migrated to other wireless services. These changes require a continual focus on operational efficiency and cost reductions in the wireless operations to maximize operating cash flow and profitability. The impact of subscriber and revenue attrition has negatively impacted the price performance of our common stock since the formation of our Company in November 2004. Our software business is on a growth path and we will continue to invest in that business while leveraging the existing strengths of our wireless business to support that growth. Our software business requires investment in sales and marketing, product development and implementation, and customer support that drive revenue growth. The Compensation Committee considers our strategic position, requirement for continuing cost control in the wireless operations due to the eroding revenue base and the challenge of effectively supporting software revenue growth without eroding our profitability objectives. The Compensation Committee also considers the limited number of experienced and knowledgeable paging and software industry executives as the Compensation Committee evaluates our performance-based compensation program.

In order to implement the performance-based compensation philosophy, our compensation program for executives consists primarily of the following elements:

Elements of Compensation	Non-Equity (Cash Based)	Equity
Base Salary	100%	-
2011 STIP(a)	100%	-
2009 LTIP	50%	50%
2011 LTIP	-	100%

(a)

The CEO’s amended and restated employment agreement dated October 30, 2008 and further amended on March 16, 2011 specifies that his STIP compensation will be paid 50 percent in cash and 50 percent in our common stock.

Both the STIP and LTIP compensation are based on the measurable financial performance of the Company as determined by the Compensation Committee and ratified by the Board. In designing the STIP and LTIP compensation the Compensation Committee has considered the strategic position of our wireless business as the largest provider in a declining paging industry and our software business as a newly acquired company focused on growth. This consideration has resulted in the STIP compensation being exclusively cash based (except for the CEO as noted above). With respect to the 2009 LTIP compensation for wireless participants, we have designed this element to include both cash and equity components. The balance between cash and equity compensation is evaluated annually as discussed below. With respect to the 2011 LTIP compensation for software participants, we have designed this element to include only an equity component. To further tie compensation to performance, the LTIP compensation does not automatically award any amount of compensation unless the pre-established financial targets are achieved.

Compensation Policies and Practices that Present Material Risks

As noted above, the Board through the Compensation Committee applies the same compensation policies and practices to all of our executives including the NEOs and designated key employees as approved by the Compensation Committee for inclusion in the LTIP. There are currently 15 executives and key employees in the wireless operations and 15 executives and key employees in the software operations covered by the identified compensation policies and practices. There are no materially significant incentive compensation policies or practices applicable to all other employees of the Company.

A key element of our compensation policies and practices is the STIP. For the wireless operations, the STIP performance criteria of OCF (as defined), healthcare revenue, direct subscriber units in service (“UIS”) and average revenue per unit (“ARPU”) were established to maximize our cash flow without unnecessarily reducing the number of subscribers that ultimately drive revenues. While the criteria upon which the STIP is based could incent our executives to reduce operating expenses adversely impacting customer retention, the other elements of the STIP incent customer retention and revenue growth. The STIP criteria for wireless operations are consistent with the criteria used in prior years and have not resulted in a material adverse effect on our Company.

For the software operations, we established a separate set of STIP performance criteria for the performance period April 1, 2011 through December 31, 2011. The STIP performance criteria include OCF (as defined) and total revenue. The STIP criteria for the software operations were designed to incent revenue growth and profitable operations as measured by OCF (as defined).

Effective January 1, 2012, we have one set of STIP performance goals for both the wireless and software operations. We believe that our compensation policies and practices are not likely to have a material adverse impact on our Company.

Adjustments and/or Recovery of Award Payments

While we do not currently have a policy regarding the adjustment and/or recovery of STIP and LTIP payments due to restatements of previously issued financial statements, our Compensation Committee and Board are monitoring current regulatory developments in this area and intend to adopt such a policy following the implementation of any requirements with respect to compensation recovery policies to ensure compliance with all applicable legal, regulatory and exchange listing requirements.

Determination of Compensation

The Compensation Committee determines and recommends the compensation awards available to our CEO consistent with the terms of the CEO’s employment agreement. It also evaluates and takes into account the CEO’s recommendations on the compensation levels for all other NEOs.

To determine the appropriate range for the key elements of the compensation program, the Compensation Committee reviews management’s recommendations and has, from time to time, reviewed recent historical compensation survey data such as the Mercer Telecommunications Survey. These surveys consist of general data relating to executive compensation in our industry, but the Compensation Committee does not see or consider the specific identities of the companies included in these surveys. Both management and the Compensation Committee believed that their review of prior years’ data from the Mercer Telecommunications Survey was sufficient and did not review any data in 2011. The Compensation Committee reviews the structure of our various executive compensation elements and the appropriateness of the levels of base salary, STIP compensation and LTIP compensation. Consistent with the results of the recent historical information, our executive compensation program includes a fixed base salary and variable STIP and LTIP compensation, with a significant portion weighted towards the variable components. This ensures that total compensation reflects the overall success or failure of our Company and its wireless and software operations and motivates executives to meet appropriate performance measures, thereby maximizing total return to stockholders.

The CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executives, excluding himself. The performance of all NEOs, including the CEO, is reviewed annually by the Compensation Committee. The Compensation Committee then evaluates and takes into account the CEO’s recommendations on compensation levels for all other NEOs. Annually, the Compensation Committee, without the presence of the CEO, recommends for Board approval the CEO’s incentive compensation consistent with terms of the CEO’s employment agreement. Also, consistent with the CEO’s current employment agreement discussed below, the Board may increase, but not decrease, the amounts of the CEO’s base salary.

As part of the acquisition of Amcom, we negotiated employment agreements with Messrs. Heim and Mayleben for the period of March 3, 2011 through December 31, 2014. Compensation of the executives pursuant to their employment agreements is consistent with the compensation for the other NEOs with elements of fixed base salary, variable STIP compensation and variable LTIP compensation.

In 2011, we did not benchmark the compensation levels for our executives. The Compensation Committee believed that recent historical information used in the prior years was sufficient to analyze the 2011 compensation levels for our executives. The elements of compensation for 2011 did not change from the prior year’s elements of compensation.

Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective for our Company. In practice, all of the annual compensation paid by our Company has generally been tax deductible under the Code, with the exception of the portion of the CEO’s STIP and LTIP compensation in excess of $1 million, which amounts have not been deductible as a result of the application of the Code. Our new 2012 Equity Plan, for which we are seeking stockholder approval, as described in Proposal No. 4 — Approval of USA Mobility, Inc. 2012 Equity Incentive Award Plan, contains features that will allow us to make awards of performance based compensation that will be deductible without regard to the Code’s $1 million deductibility cap. In future years, we may seek to structure STIP and LTIP awards for our CEO and other executive officers as “qualified performance based compensation” under the Code.

In 2008, the Compensation Committee engaged the Hay Group to establish a peer group, consisting of twelve companies in a similar industry with our wireless operations and with comparable revenue and to develop a recommendation for severance and change in control agreements for the NEOs (excluding the CEO). The peer group was comprised of the following companies: ATC, Crown Castle International Corporation, Virgin Mobile USA, Inc., Centennial Communications Corp, Rural Cellular Corporation, iPCS, Inc., SBA Communications Corporation, Syniverse Holdings Inc., InPhonic, Inc., Kratos Defense & Security Solutions, Inc., Clearwire Corporation, and LLC International, Inc. The Hay Group gathered information for the NEOs from the most recent proxy statement available at that time for these companies and recommended changes to the severance and change in control agreements for the NEOs (excluding the CEO). The Compensation Committee accepted the consultant’s recommendation and directed the Company to execute amended Executive Severance and Change in

Control agreements (the “Severance Agreements”) with the NEOs effective October 2008 (excluding the CEO). No such service was retained in 2011. On March 14, 2011, the Compensation Committee approved an amendment to the previously disclosed Severance Agreements, dated October 30, 2008, for the EVP, Sales & Marketing, EVP, HR & Administration and CIO. The amended and restated Severance Agreement extended the term of the prior agreement from December 31, 2012 to December 31, 2014. In addition, on March 14, 2011, the Compensation Committee approved the same form of Severance Agreement for the CFO. On May 5, 2011, the Compensation Committee further amended the Severance Agreements for certain executive officers to eliminate a provision that provided a gross-up payment for excise tax for the selected executives (to include the CFO, EVP, Sales & Marketing, President of Amcom and COO of Amcom). The CEO has both severance and change in control provisions in his employment agreement.

Given our strategic position it is very important to retain the best talent in the senior executive management team. Actual compensation for each executive (including the NEOs) is ultimately driven by the performance of the executive over time, as well as the annual performance of the Company, based on performance goals established by the Compensation Committee. Each year, we may establish STIP and LTIP compensation for certain eligible employees, including the NEOs, based upon criteria approved by the Compensation Committee including value of the position to the organization, risk related to turnover, and total cash compensation compared to market survey data.

Relationships With Compensation Consultants

The Company and the Board did not require support from any compensation consultants with respect to compensation for its NEOs in 2011. The Compensation Committee engages independent compensation consultants to assist in the design of long-term compensation programs, which have typically had a duration of 4 years, but does not rely on such advisors annually, as the Compensation Committee generally does not seek to make material changes to compensation levels during the duration of a long-term program.

Elements of Compensation

Base Salary

As discussed above, we provide our NEOs with a base salary. Each year we determine base salary increases based upon the performance of the NEOs as assessed by the Compensation Committee with consideration given to criteria such as (i) the incumbents’ salary levels in comparison to comparable positions in companies with similar characteristics such as revenue and growth, (ii) general economic conditions in the wireless and software industries, and (iii) the revenue characteristics of the segments. No formulaic base salary increases are provided to the NEOs, such as cost of living or contractual adjustments. No salary increases were provided to the NEOs in 2011 who are all tenured executives. No salary increases are expected for the NEOs in 2012.

All Other Compensation

Perquisites.    We provide a car allowance to the CEO pursuant to his employment agreement and to the EVP, Sales & Marketing, which is a customary practice for sales and marketing executives.

Insurance Premiums.    We paid premium for life insurance above $50,000 for the President of Amcom and COO of Amcom. Employees in our software operations are entitled to life insurance benefit equal to their annual salaries with a maximum benefit of $250,000.

Company Contribution to Defined Contribution Plans.    The USA Mobility Inc., Savings & Retirement Plan (the “401(k) Plan”) permits eligible employees in the wireless operations and any designated affiliate to defer up to 100 percent of their annual compensation, subject to certain limitations imposed by the Code. An employee’s elective deferrals are vested immediately and non-forfeitable upon contribution to the 401(k) Plan. As of December 31, 2011, we made matching contributions to the 401(k) Plan in an amount equal to 50 cents for each dollar of participant contributions, up to a maximum of 4 percent of the participant’s salary deferral amount and subjected to certain other limits to include catch up contributions. Plan participants vest over three years in the amounts contributed by our Company. Our employees are eligible to participate in the 401(k) Plan on the first of the month after 30 days of credited service with our Company. In 2011, 2010, and 2009, we made matching contributions in amounts equal to $14,339, $28,762 and $24,448, respectively, for the wireless operations’ NEOs participating in the 401(k) Plan (Messrs. Kelly, Endsley and Boso) (The 2011 and 2010 401(k) Plan included two previously identified NEOs for wireless operations as Ms. Culp and Mr. Saine).

Similarly, NEOs in the software segment participated in the Amcom Software, Inc. 401(k) Plan (“Amcom 401(k) Plan”) for eligible employees in effect at the time of the acquisition. The Amcom 401(k) Plan permits eligible employees to defer up to 100 percent of their annual compensation, subject to certain limitations imposed by the Code. An employee’s elective deferrals are vested immediately and non-forfeitable upon contribution to the Amcom 401(k) Plan. As of December 31, 2011, we made matching contributions to Amcom 401(k) Plan in an amount equal to 50 cents for each dollar of participant contributions, up to a maximum of $2,000. Plan participants vested over five years in the amounts contributed by our Company. Employees are eligible to participate in the Amcom 401(k) Plan after two months of service. In 2011, we made matching contributions in an amount equal to $4,000 for the software operations’ NEOs participating in the Amcom 401(k) Plan (Messrs. Heim and Mayleben). The Amcom 401(k) Plan was merged into the 401(k) Plan effective January 1, 2012.

Other Employee Benefits.    We maintain broad-based benefits for all employees, including health, vision and dental insurance, life and disability insurance, paid time off and paid holidays. Executives (including NEOs) are eligible to participate in all of the employee benefit plans on the same basis as other employees with the exception of accelerated vacation accrual and eligibility for payout at time of termination.

Severance and Termination Arrangements.    We believe that providing severance to each of our executives (including NEOs) is an important retention tool and provides security to the executives with respect to their terms of employment. Each of our NEOs would be entitled to severance payments and benefits in the event of certain involuntary terminations of their employment, pursuant to employment and severance agreements that have been entered into with us. Our policies on severance are intended to provide fair and equitable compensation in the event of severance of employment. We did not pay or accrue any payments relating to termination for the NEOs for the year ended December 31, 2011.

2011 Short-Term Incentive Plan (STIP)

As discussed above, we structure our compensation program to reward executives based on the Company’s performance and the individual executive’s contribution to that performance. This allows executives to receive STIP compensation in the event certain specified corporate performance goals are achieved. The Compensation Committee believes that the payment of the annual STIP compensation provides incentives necessary to retain executives and reward them for short-term Company performance based on our strategic position.

The Compensation Committee approved the 2011 STIP on December 6, 2010 effective for January 1, 2011 for wireless operations. The 2011 STIP was comprised of a cash component that was a multiple of the participant’s 2011 base salary. The pre-established performance criteria for 2011 for wireless operations were based on OCF (as defined), total healthcare revenue, the number of direct subscriber UIS and ARPU. On March 14, 2011 effective for April 1, 2011, the Compensation Committee approved the 2011 STIP for software operations. Similar to the wireless operations’ STIP, the software operations’ STIP was comprised of a cash component that was a multiple of the participant’s 2011 base salary. The pre-established performance criteria for the period of April 1, 2011 through December 31, 2011 for software were based on OCF (as defined) and total revenue.

Straight-line interpolation is used to determine payouts for STIP awards when 1) the actual performance is between the threshold performance target and target performance level and 2) the actual performance is between the target performance level and the maximum performance target. There is no STIP payout if achievement is below the threshold performance target. Payments under the STIP are contingent upon continued employment, though pro rata payments will be made in the event of death or disability based on actual performance at the triggering event date relative to targeted performance measures for each program. Further, if an executive’s employment is involuntarily terminated (other than for cause), the executive will be eligible to receive a pro rata payment, subject to the execution of an appropriate release and other applicable and customary termination procedures.

The threshold and maximum payouts against target for the wireless operations were as follow:

Performance Criteria	Relative Weight	Threshold Payout Against Target	Threshold Payout	Maximum Payout Against Target	Maximum Payout
OCF	50%	75%	37.5%	125%	62.5%
Healthcare Revenue	20%	75%	15.0%	125%	25.0%
Direct UIS	15%	70%	10.5%	130%	19.5%
ARPU	15%	70%	10.5%	130%	19.5%

Total			73.5%		126.5%

The amounts paid under the Company’s 2011 STIP program for wireless operations were determined based upon our actual achievement of the following performance criteria for the wireless operations:

Performance Criteria(a)	Relative Weight	Actual Performance ($ in thousands except for ARPU)	Actual Payout	Weighted Payout
OCF(b)	50%	$69,306	125.0%	62.5%
Healthcare Revenue	20%	$104,935	115.8%	23.1%
Direct UIS	15%	1,554,537	118.7%	17.8%
ARPU	15%	$8.64	114.4%	17.2%

Total				120.6%

(a)

The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value.

(b)

OCF is calculated as operating income plus depreciation, amortization and accretion less purchases of property and equipment (all determined in accordance with U.S. generally accepted accounting principles) for the wireless operations. The OCF shown above is an adjusted OCF which excludes $2.7 million of transaction costs related to our acquisition of Amcom. This exclusion was pre-approved by the Compensation Committee.

The threshold and maximum payouts against target for the software operations were as follow:

Performance Criteria	Relative Weight	Threshold Payout Against Target	Threshold Payout	Maximum Payout Against Target	Maximum Payout
OCF	50%	75%	37.5%	125%	62.5%
Revenue	50%	75%	37.5%	125%	62.5%

Total			75.0%		125.0%

The amounts paid under the Company’s 2011 STIP program for software operations were determined based upon actual achievement of the following performance criteria for the software operations:

Performance Criteria(a)	Relative Weight	Actual Performance ($ in thousands)	Actual Payout	Weighted Payout
OCF(b)	50%	$8,715	76.4%	38.2%
Revenue(c)	50%	$43,607	87.7%	43.9%

Total				82.1%

(a)

The Compensation Committee selected the performance criteria as key measures in determining stockholder value. The relative weight assigned to each performance measure reflects the judgment of the Compensation Committee as to the importance each measure has to stockholder value. The performance criteria are for the period of April 1, 2011 through December 31, 2011 due to the acquisition of the software operations on March 3, 2011.

(b)

OCF is calculated as operating income plus depreciation, amortization and accretion less purchases of property and equipment (all determined in accordance with U.S. generally accepted accounting principles) for the software operations. The OCF shown above is an adjusted OCF which excludes $6.1 million of purchase accounting write down to maintenance revenue. The OCF only reflects financial results from April 1, 2011 through December 31, 2011. These adjustments were pre-approved by the Compensation Committee.

(c)

Revenue excludes $6.1 million of purchase accounting write down to maintenance revenue. Revenue only reflects actual results from April 1, 2011 through December 31, 2011. These adjustments were pre-approved by the Compensation Committee.

The NEOs were eligible for the following payments under the 2011 STIP:

NEO	Job Title	% of Base Salary	Target Payout ($)	Actual Payout ($)(a)
Vincent D. Kelly(b)	CEO	200%	1,200,000	1,447,200
Shawn E. Endsley	CFO	75%	150,000	180,900
James H. Boso	EVP, Sales & Marketing	75%	206,719	249,303
Christopher D. Heim(c)	President of Amcom	100%	225,000	184,725
Daniel R. Mayleben(c)	COO of Amcom	100%	225,000	184,725

Total			2,006,719	2,246,853

(a)

We exceeded the performance targets for wireless operations resulting in an actual payment of 120.6 percent of each NEO’s eligible 2011 STIP award. The software operations actual payout was 82.1 percent of each NEO’s eligible 2011 STIP award. The payments were made in March 2012.

(b)

Pursuant to his employment agreement, Mr. Kelly received 50 percent of his 2011 STIP in our common stock. He received 51,319 shares of common stock based on our closing stock price on February 24, 2012 of $14.10 per share. Mr. Kelly sold 21,657 shares of common stock to us in payment of required tax withholdings based on our closing stock price on February 24, 2012 of $14.10 per share. We retired and will not reissue the shares of common stock we purchased from Mr. Kelly.

(c)	For Messrs. Heim and Mayleben, the STIP performance period was April 1, 2011 through December 31, 2011; therefore, their STIP target payouts were prorated based on their prorated salaries.

2009 Long-Term Incentive Plan (LTIP)

On January 6, 2009 the Compensation Committee approved and the Board ratified the 2009 LTIP. The 2009 LTIP provides eligible employees in our wireless operations (including the NEOs) the opportunity to earn long-term incentive compensation based on our attainment of certain financial goals determined by the Compensation Committee and set forth in the 2009 LTIP during the period from January 1, 2009 and December 31, 2012 (the “performance period”). The 2009 LTIP may vest on December 31, 2012 should the pre-established performance goals be achieved for the wireless operations. The Compensation Committee may revise the performance goals in the event of a change in control or other corporate reorganization, merger, similar transaction or other extraordinary event, or as the Compensation Committee determines is in the best interests of the Company. The purpose of the 2009 LTIP is to promote the success of our wireless business, advance the interests of the Company, attract and retain the best available personnel for positions of substantial responsibility, and provide additional incentives to selected key employees for outstanding performance.

The Compensation Committee, in its sole discretion, determines the target awards that may be earned by each 2009 LTIP participant based on a multiple of the 2009 STIP target award for each participant (or, with respect to participants selected to participate in the 2009 LTIP after the commencement of a performance period, the STIP target award for the year in which the participant commenced participation in the 2009 LTIP). Under the terms of the 2009 LTIP, 50 percent of the target award is to be paid in cash and 50 percent of the target award is to be settled in RSUs, which may vest at the end of the performance period, as described below. Additionally, participants are entitled to dividend equivalent rights with respect to the RSU component of a target award to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the performance period. Payments under the 2009 LTIP are subject to the Company achieving a specified goal of operating expenses and a target of EBITDA for the wireless operations for the 2012 calendar year (the “performance goals”), with the two objectives accorded equal weight in determining the amount of the final payments. Eligible participants will not receive any payments under the 2009 LTIP until filing of our Annual Report on Form 10-K for the year ended December 31, 2012 and will forfeit all rights if terminated with cause or voluntarily separated before the payment date. If the performance goals are achieved and the participants are employed through the payment date, the participants will receive a cash incentive payment, vested RSUs settled in our common stock and granted under the 2004 Equity Plan, and dividend equivalent rights (if any) paid with accrued interest in cash with respect to the vested RSUs. Any participant who is involuntarily terminated without cause during the first year of the performance period shall forfeit any right to receive an award. After one year from the effective date of the grant, a participant whose employment is involuntarily terminated without cause will earn a prorated portion of 100 percent of the target award for cash and equity awards based on the number of days the participant was continuously employed from January 1, 2009 through the termination date divided by the total number of days in the performance period, provided the performance targets have been met.

The number of RSUs awarded to a participant was based on the closing price of our common stock on December 31, 2008. The Compensation Committee awarded a total of 329,416 RSUs to certain eligible employees (including the NEOs) and also approved that future cash distributions or cash dividends related to the existing RSUs will be set aside and paid in cash to each eligible employee only when and if the RSUs are converted into shares of common stock. Existing RSUs would be converted into shares of common stock on the earlier of: (1) a change in control of the Company (as defined in the 2004 Equity Plan); or (2) on or after the third business day following the day that we file our 2012 Annual Report on Form 10-K with the SEC. The RSUs were granted under the 2004 Equity Plan pursuant to a Restricted Stock Unit Agreement dated January 15, 2009. The fair value of the RSUs was calculated at $12.01 per share, our closing stock price on January 15, 2009, the date of grant.

Any unvested RSUs granted under the 2004 Equity Plan and the related cash distributions are forfeited if the participant terminates employment with our Company. During 2009, 7,571 RSUs and the related cash distributions were forfeited. During 2010, 69,136 RSUs and the related cash distributions were forfeited (which included 44,922 RSUs forfeited by the former COO/CFO). On October 11, 2010 and effective for September 30,

2010, the Compensation Committee awarded 7,731 RSUs to certain eligible employees (to include the new CFO) based upon the closing price per share of our common stock on October 11, 2010 of $15.93 and also approved that future cash distributions related to the existing RSUs will be set aside and paid in cash to each eligible employee if and when the RSUs are converted into shares of common stock. As of December 31, 2010, a total of 76,707 RSUs have been forfeited offset by new grants of 7,731 RSUs resulting in an outstanding balance of 260,440 RSUs. During the first quarter of 2011, 3,397 RSUs and the related cash distributions were forfeited. During the third quarter of 2011 and effective for August 2, 2011 (the grant date), the Compensation Committee awarded 1,687 RSUs to an employee based upon the closing price per share of our common stock on July 11, 2011 of $15.53 and also approved that future cash dividends related to the existing RSUs will be set aside and paid in cash to the eligible employee when the RSUs are converted into shares of common stock. As of December 31, 2011, a total of 80,104 RSUs have been forfeited offset by a new grant of 1,687 RSUs resulting in an outstanding balance of 258,730 RSUs at March 28, 2012.

Also on January 6, 2009, we provided for long-term cash performance awards to the same certain eligible employees (to include the NEOs) under the 2009 LTIP. Similar to the RSUs, the performance period for these long-term cash performance awards is 48 months and would be paid on the earlier of a change in control of the Company (as defined in the 2004 Equity Plan); or on or after the third business day following the day that the we file our 2012 Annual Report on Form 10-K with the SEC. Any unvested long-term cash performance awards are forfeited if the participant terminates employment with our Company.

The table below details components of the 2009 LTIP for the NEOs in the wireless operations:

NEO	Job Title	% of 2009 STIP Target	Total LTIP Award ($)(a)	Non- Equity Component (Cash Based) ($)	Equity Component ($)	Number of RSUs (#)(b)	Fair Value at Grant Date ($)(c)
Vincent D. Kelly	CEO	150%	1,800,000	900,000	900,000	77,787	934,222
Shawn E. Endsley	CFO	300%	377,402	188,708	188,694	15,201	194,081
James H. Boso	EVP, Sales & Marketing	300%	620,156	310,078	310,078	26,800	321,868

Total			2,797,558	1,398,786	1,398,772	119,788	1,450,171

(a)

The 2009 LTIP award (consists of 50 percent to be paid in cash and 50 percent to be settled in RSUs) is amortized ratably over 48 months as compensation expense. The award may vest on December 31, 2012 should the pre-established performance goals be achieved for the wireless operations. On October 11, 2010 and effective for September 30, 2010, the Compensation Committee and the Board granted an additional award to Mr. Endsley totaling $93,618 ($46,816 to be paid in cash and $46,802 to be settled in RSUs) which is being amortized ratably over the remaining 27 months as compensation expense.

(b)

The number of RSUs initially awarded to Mr. Endsley was based on our closing stock price on December 31, 2008 of $11.57. On October 11, 2010 and effective for September 30, 2010, the Compensation Committee granted an additional award of 2,938 RSUs to Mr. Endsley. The number of RSUs awarded was based on our closing stock price on October 11, 2010 of $15.93.

(c)

The fair value of the RSUs was calculated at $12.01 per share, our closing stock price on the date of grant on January 15, 2009. The fair value of the additional RSUs granted to Mr. Endsley was calculated at $15.93 per share, our closing stock price on the date of grant on October 11, 2010.

2011 Long-Term Incentive Plan (LTIP)

On March 15, 2011, the Compensation Committee adopted and the Board ratified the 2011 LTIP for eligible employees (including the NEOs) for both our wireless and software operations based on performance goals established by the Compensation Committee for the combined company. The purpose of the 2011 LTIP is to promote the success of both our wireless and software businesses, attract and retain the best available personnel for positions of substantial responsibility to mitigate the revenue and subscriber declines in our wireless operations and promote growth within our software operations, and provide additional incentives to selected key employees for outstanding performance. The 2011 LTIP provides eligible employees the opportunity to earn long-term incentive compensation based on the Company’s attainment of certain financial goals determined by the Compensation Committee and set forth in the 2011 LTIP during the period from January 1, 2011 and December 31, 2014 for the wireless operations and April 1, 2011 and December 31, 2014 for the software operations (collectively the “performance period”). Awards under the 2011 LTIP may vest on December 31, 2014 should the pre-established performance goals be achieved for the combined company. The Compensation Committee may revise the performance goals in the event of a change in control or other corporate reorganization, merger, similar transaction to take into account extraordinary events, or as the Compensation Committee determines is in the best interests of our Company.

The Compensation Committee, in its sole discretion, selects employees to be participants in the 2011 LTIP and, in its sole discretion determines the target awards that may be earned by each 2011 LTIP participant. The Compensation Committee may determine target awards based on a multiple of the 2011 STIP target award for each participant (or, with respect to participants selected to participate in the 2011 LTIP after the commencement of a performance period, the STIP target award for the year in which the participant commenced participation in the 2011 LTIP) or the target award may be otherwise determined by the Compensation Committee. The Compensation Committee may establish target awards in a different manner for different groups of participants. Under the terms of the 2011 LTIP, 100 percent of the target award is made in the form of RSUs granted under the 2004 Equity Plan, subject to vesting as described below. Additionally, participants are entitled to dividend equivalent rights with respect to the RSUs to the extent that any cash dividends or cash distributions (regular or otherwise) are paid with respect to our common stock during the performance period. The dividend equivalent rights are subject to the same vesting restrictions as the RSUs with respect to which they are paid. Vested RSUs will be settled in the Company common stock, and vested dividend equivalent rights will be paid in a lump sum cash payment with accrued interest, in each case subject to income and employment tax withholding.

Payment of awards under the 2011 LTIP are subject to the combined company achieving a specified goal of cumulative revenue and a target of cumulative OCF for the combined company during the performance period (the “performance goals”), with the two objectives accorded equal weight in determining the amount of the final payments. Any participant in the software operations who is involuntarily terminated without cause during the first year of the software performance period (the period April 1, 2011 through December 31, 2011) shall forfeit any right to receive an award. Effective January 1, 2012, a participant in the software operations whose employment is involuntarily terminated without cause will earn a prorated portion of 100 percent of the target award based on the number of days the participant was continuously employed from April 1, 2011 through the termination date divided by the total number of days in the performance period, provided the performance targets have been met. Any participant in the wireless operations who is involuntarily terminated without cause during the first or second year of the wireless performance period shall forfeit any right to receive an award. Effective January 1, 2013, a participant in the wireless operations whose employment is involuntarily terminated without cause will earn a prorated portion of 100 percent of the target award based on the number of days the participant was continuously employed from January 1, 2011 through the termination date divided by the total number of days in the wireless performance period, provided the performance targets have been met.

The 2011 LTIP provides that in the event of a change in control, vesting shall be accelerated provided the Company is on track to meet the performance goals. If a change in control occurs during the first two years of the performance period, 50 percent of the participant’s target award shall vest. If a change in control occurs during the third year of the performance period, 75 percent of the participant’s target award shall vest. Lastly, if a change in control occurs during the final year of the performance period, 100 percent of the participant’s target award shall vest.

Vested awards under the 2011 LTIP will be paid to participants on the third business day following the filing of our Annual Report on Form 10-K for the year ended December 31, 2014, but in no event later than December 31, 2015. Participants will forfeit all rights with respect to RSUs and dividend equivalent rights awarded under the 2011 LTIP if they terminate with cause or voluntarily separate before the payment date.

On April 7, 2011 (grant date), the Compensation Committee granted 2011 LTIP participants from our software operations 211,587 RSUs under the 2004 Equity Plan pursuant to a Restricted Stock Unit Agreement. The Compensation Committee determined the number of shares to be granted based on the closing price of our common stock on December 31, 2010 of $17.77. We used the fair-value based method of accounting for the 2011 LTIP and are amortizing the expense over the 45-month vesting period beginning on April 1, 2011.

To date, there have been no grants to employees in our wireless operations under the 2011 LTIP.

The table below details the 2011 LTIP awarded to the NEOs in the software operations:

NEO	Job Title	% of 2011 STIP Target	Total LTIP Award ($)(a)	Equity Component ($)	Number of RSUs (#)(b)	Fair Value at Grant Date ($)(c)
Christopher D. Heim	President of Amcom	300%	900,000	900,000	50,647	780,470
Daniel R. Mayleben	COO of Amcom	300%	900,000	900,000	50,647	780,470

Total			1,800,000	1,800,000	101,294	1,560,940

(a)

The 2011 LTIP award may vest on December 31, 2014 should the pre-established performance goals be achieved for the combined company. Participants will receive vested RSUs that will be settled in common stock of the Company. The 2011 LTIP award as it pertains to software operations was granted on April 7, 2011 and is amortized ratably over a 45 month vesting period.

(b)	The number of RSUs awarded was calculated based on our closing stock price at December 31, 2010 of $17.77.

(c)

The fair value of the RSUs granted was calculated at $15.41 per share, our closing stock price on April 6, 2011 and is amortized ratably over a 45 month vesting period for the NEOs of the software operations (Messrs. Heim and Mayleben).

Summary Compensation

The Summary Compensation Table includes values for contingent compensation, such as unvested equity awards. For example, performance equity awards under the 2009 LTIP and the 2011 LTIP that have been granted to the NEOs but not paid by the Company have been valued in the table below based on the most probable outcome as of the date of grant. The NEOs may never realize the value of certain items included under the column headed “Total” (as is the case in recent years), or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes.

2011 Summary Compensation Table

					Stock or RSU Awards		Non-Equity Incentive Plan Compensation
NEO	Job Title	Year	Salary ($)(a)	Discretionary Bonus ($)(b)	STIP Award ($)(c)	LTIP Awards ($)(d)(e)	STIP Awards ($)(f)	All Other Compensation ($)(g)	Total Compensation ($)
		2011	600,000	-	723,598	-	723,602	23,062	2,070,262
		2010	600,000	-	721,791	-	721,809	23,127	2,066,727
Vincent D. Kelly	CEO	2009	600,000	578,549	684,597	934,222	684,603	22,063	3,504,034
		2011	200,000	-	-	-	180,900	4,539	385,439
Shawn E. Endsley	CFO	2010	191,559	-	-	46,802	130,781	4,262	373,404
		2011	275,625	-	-	-	249,303	11,397	536,325
	EVP, Sales	2010	275,625	-	-	-	248,683	11,397	535,705
James H. Boso	& Marketing	2009	275,625	151,876	-	321,868	235,866	11,397	996,632
Christopher D. Heim	President of Amcom	2011	251,346	-	-	780,470	422,434	2,622	1,456,872
Daniel R. Mayleben	COO of Amcom	2011	251,346	-	-	780,470	422,434	2,809	1,457,059

(a)

Amounts represented base salaries for 2011, 2010 and 2009. Effective March 3, 2011, Messrs. Heim and Mayleben joined our Company as a result of our acquisition of Amcom; as such their 2011 base salaries were prorated and reflected the period from March 3, 2011 through December 31, 2011. On September 30, 2010, Mr. Endsley received a 5.7 percent increase in his annual salary due to his promotion to CFO. Effective January 1, 2009, Mr. Boso received a 5 percent salary increase.

(b)

Amounts reported in 2009 represented the Additional Target Award provided for in the 2006 LTIP which consisted of cash bonuses totaling $441,881, equity bonuses totaling $155,429 (based on 15,389 shares of common stock awarded at $10.10 per share on grant date) and the related cash distributions of $8.65 per share of common stock totaling $133,115. The amounts were expensed in 2009.

(c)

Pursuant to his employment agreement, Mr. Kelly received 50 percent of his STIP award in our common stock. Amounts reported in 2011, 2010, and 2009 represented the common stock awarded to Mr. Kelly under the 2011, 2010, and 2009 STIP, respectively. On March 2, 2012, Mr. Kelly received 51,319 shares of common stock based on the closing stock price on February 24, 2012 of $14.10 per share. On March 4, 2011, Mr. Kelly received 47,455 shares of common stock based on the closing stock price on February 25, 2011 of $15.21 per share. On March 4, 2010, Mr. Kelly received 60,799 shares of common stock based on the closing stock price on February 26, 2010 of $11.26 per share.

(d)

On October 11, 2010 and effective September 30, 2010, the Compensation Committee and the Board granted an additional award of 2,938 RSUs to Mr. Endsley with a value of $46,802 which is being amortized ratably over the remaining 27 months as compensation expense. The amount reported in 2010 represented the grant date fair value for the additional equity award to Mr. Endsley under the 2009 LTIP. The fair value of the RSUs was calculated at $15.93 per share, our closing stock price on the date of grant on October 11, 2010. Amounts reported in 2009 represented the grant date fair value for the equity portion of the 2009 LTIP. The fair value of the RSUs was calculated at $12.01 per share, our closing stock price on the date of grant on January 15, 2009. The 2009 LTIP award (excluding the additional award to Mr. Endsley in 2010) is amortized over 48 months as compensation expense. The 2009 LTIP award may vest on December 31, 2012 should the pre-established performance goals be achieved for the wireless operations. Not reflected in the table above for 2009 was $141,892 of grant date fair value for the equity portion of the 2009 LTIP initially awarded to Mr. Endsley in his previous position as Corporate Controller. See “2009 LTIP” for additional information.

(e)

On January 1, 2011, the Compensation Committee and the Board established the 2011 LTIP for both the wireless and software operations. On April 7, 2011, the Compensation Committee granted RSUs to eligible participants in the software operations based on the closing price of our common stock on December 31, 2010 of $17.77. The fair value of the RSUs was calculated at $15.41 per share, our closing stock price on April 6, 2011. The 2011 LTIP award for the software operations is amortized over 45 months as compensation expense. The 2011 LTIP award may vest on December 31, 2014 should the pre-established performance goals be achieved for the combined company. Amounts reported for Messrs. Heim and Mayleben represented the grant date fair value of 50,647 RSUs awarded to each NEO under the 2011 LTIP, which is the target and maximum possible payout based on attainment of the specified performance goals. The fair market value of the RSUs for each NEO at December 31, 2011 was $702,474 based on our closing stock price on December 31, 2011 of $13.87. As of December 31, 2011, compensation expense for each NEO was accrued on 10,125 RSUs with an aggregate grant date fair value of approximately $156,026.

(f)

Amounts represented the compensation expense for the 2011, 2010 and 2009 STIP awards. The STIP awards were paid to the NEOs in March 2012, 2011 and 2010, respectively. Pursuant to his employment agreement, Mr. Kelly received 50 percent of his 2011, 2010 and 2009 STIP awards in cash. In 2010, Mr. Endsley received a prorated amount of the 2010 STIP targeted increase based on his respective promotion date. In addition to the 2011 STIP and pursuant to their prior employment agreements, Messrs. Heim and Mayleben each received an STIP payment of $237,709 for their services with Amcom for the period of April 1, 2010 through March 2, 2011.

(g)	Additional information is provided in the “All Other Compensation” table below.

The following table summarizes all other compensation for the NEOs for the years ended December 31, 2011, 2010 and 2009:

2011 All Other Compensation Table

NEO	Job Title	Year	Perquisites ($)	Insurance Premiums ($)	Company Contribution to Defined Contribution Plans ($)	Total ($)
		2011	18,162	-	4,900	23,062
		2010	18,227	-	4,900	23,127
Vincent D. Kelly(a)	CEO	2009	17,163	-	4,900	22,063
		2011	-	-	4,539	4,539
Shawn E. Endsley	CFO	2010	-	-	4,262	4,262
		2011	6,497	-	4,900	11,397
	EVP, Sales &	2010	6,497	-	4,900	11,397
James H. Boso(a)	Marketing	2009	6,497	-	4,900	11,397
Christopher D. Heim	President of Amcom	2011	-	622	2,000	2,622
Daniel R. Mayleben	COO of Amcom	2011	-	809	2,000	2,809

(a)	Perquisite amounts in 2011, 2010 and 2009 were for car allowances.

Grants of Plan-Based Awards

The following table sets forth the estimated possible and future equity payouts for the 2011 LTIP awarded to the President of Amcom and COO of Amcom and the 2011 STIP awarded to the NEOs in 2011. No stock options or other equity awards were granted in 2011 to the NEOs.

Grants of Plan-Based Awards For 2011

					Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Possible or Future Payouts Equity Incentive Plan Awards (b)
NEO	Job Title	Award	Grant Date	Effective Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Common Stock or RSU Awards ($)(c)
Vincent D. Kelly	CEO	2011 STIP			441,000	600,000	759,000	$441,000	$600,000	$759,000	723,598
Shawn E. Endsley	CFO	2011 STIP			110,250	150,000	189,750	-	-	-	-
James H. Boso	EVP, Sales & Marketing	2011 STIP			151,938	206,719	261,500	-	-	-	-
Christopher D. Heim	President of Amcom	2011 STIP			168,750	225,000	281,250	-	-	-	-
		2011 LTIP	4/7/2011	4/1/2011	-	-	-	-	50,647	50,647	780,470
Daniel R. Mayleben	COO of Amcom	2011 STIP			168,750	225,000	281,250	-	-	-	-
		2011 LTIP	4/7/2011	4/1/2011	-	-	-	-	50,647	50,647	780,470

(a)

Amounts represented the cash awards under the 2011 STIP for the NEOs. The Company exceeded the performance targets for the wireless operations for the 2011 STIP resulting in an actual payment of 120.6 percent of each NEO’s eligible 2011 STIP award (Messrs. Kelly, Endsley and Boso). For the software operations, the actual payments were 82.1 percent of each NEO’s eligible 2011 STIP award (Messrs. Heim and Mayleben). The payments were made in March 2012 and are reflected in the Summary Compensation Table.

(b)

Dollar amounts shown for Mr. Kelly represent the equity portion of the 2011 STIP awarded to Mr. Kelly. The number of stock awards shown for Messrs. Heim and Mayleben represent RSUs awarded under the 2011 LTIP. Pursuant to his employment agreement, Mr. Kelly received 50 percent of his 2011 STIP award in our common stock. On March 2, 2012, Mr. Kelly received 51,319 shares of common stock based on the closing stock price on February 24, 2012 of $14.10 per share. The 101,294 RSUs awarded under the 2011 LTIP to Messrs. Heim and Mayleben were based on our closing stock price on April 6, 2011 of $15.41. The 2011 LTIP may vest on December 31, 2014 should the pre-established performance goals be achieved for the combined company. The grant does not provide for a threshold payout if the Company does not achieve the pre-established performance goals for the combined company and does provide for a target payout if the Company achieves the target for cumulative revenue and OCF for the combined company. The grant does not call for a maximum payout; hence, it is the same as the target payout.

(c)

The fair value of the common stock awarded to Mr. Kelly under the 2011 STIP was calculated at $14.10 per share, our closing stock price on February 24, 2012. The fair value of the RSUs awarded to Messrs. Heim and Mayleben under the 2011 LTIP was calculated at $15.41 per share, our closing stock price on April 6, 2011.

Outstanding Equity Awards at December 31, 2011

At December 31, 2011, the RSUs granted and outstanding under the 2009 LTIP and the 2011 LTIP and the estimated related market or payout values of such units are shown in the following table for the NEOs. No stock options were outstanding in 2011 for the NEOs.

Outstanding Equity Awards at December 31, 2011

NEO	Job Title	Equity Incentive Plan Awards: Number of Unearned RSUs That Have Not Vested (#)(a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned RSUs That Have Not Vested ($)(b)
Vincent D. Kelly	CEO	77,787	1,078,906

Shawn E. Endsley	CFO	15,201	210,838
James H. Boso	EVP, Sales & Marketing	26,800	371,716
Christopher D. Heim	President of Amcom	50,647	702,474

Daniel R. Mayleben	COO of Amcom	50,647	702,474

Total		221,082	3,066,408

(a)

The RSUs awarded under the 2009 LTIP may vest on December 31, 2012 should the pre-established performance goals be achieved for the wireless operations. The RSUs awarded under the 2011 LTIP may vest on December 31, 2014 should the pre-established performance goals be achieved for the combined company.

(b)	Market or payout values of the outstanding RSUs were based on our closing stock price at December 31, 2011 of $13.87 for the 2009 LTIP and the 2011 LTIP.

Vested Stock Awards in 2011

No stock awards held by the NEOs vested during 2011.

Tax Deductibility of Compensation

The Code limits the Company’s Federal income tax deduction for certain executive compensation in excess of $1 million paid to the CEO and the four other most highly compensated executives. The $1 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in the Code and the applicable regulations. Awards granted under our equity compensation plans, subject to certain conditions, are intended to qualify as performance-based compensation under the Code. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of an NEO exceed $1 million, it may not be fully deductible for Federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available. Our new 2012 Equity Plan, for which we are seeking stockholder approval, as described in Proposal No. 4 — Approval of USA Mobility, Inc. 2012 Equity Incentive Award Plan contains features that will allow us to make awards of performance based compensation that will be deductible without regard to the Code’s $1 million deductibility cap. In future years, we may seek to structure STIP and LTIP awards for our CEO and other executive officers as “qualified performance based compensation” under the Code.

Termination and Change in Control Arrangements

We believe that providing severance to each of our executives (including NEOs) is an important retention tool and provides security to the executives with respect to their terms of employment. Our policies on severance are intended to provide fair and equitable compensation in the event of severance of employment. We did not pay or accrue any payments relating to termination for the NEOs for the year ended December 31, 2011.

Employment Agreement and Termination Arrangements — CEO

Mr. Kelly entered into an employment agreement with our Company on November 16, 2004, as amended on October 30, 2008 and with a further amendment on March 16, 2011. The initial term of the agreement ended on November 15, 2007, but was automatically renewed for an additional one-year period, in accordance with the terms of the agreement. In October 2008, the Compensation Committee renegotiated the CEO’s employment agreement and authorized the reimbursement of the CEO’s legal expenses in this regard. Had the employment agreement not been renegotiated it would have automatically been renewed for another one year term. Following the renegotiation, the CEO’s employment agreement was amended and restated on October 30, 2008 to commence on November 16, 2008 and end on December 31, 2012, without a provision for automatic renewal.

On March 16, 2011, the Compensation Committee further amended the employment agreement between our Company and Mr. Kelly. The changes to Mr. Kelly’s previously disclosed employment agreement, dated October 30, 2008, were: (i) an extension of the term of the agreement from December 31, 2012 to December 31, 2014; (ii) an expansion of the two-year, post termination non-compete provision to cover mission critical communications software in connection with our acquisition of Amcom.; and (iii) deletion of a provision that provided a gross-up payment should an excise tax apply to a severance award upon termination following a change in control of the Company. There were no changes to the base salary and annual bonus terms.

Under the amended and restated employment agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all of our benefit plans, including fringe benefits available to our senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board shall review Mr. Kelly’s base salary annually and may increase, but not decrease, the amounts of his base salary. In addition to base salary, Mr. Kelly is eligible for an annual STIP compensation target equal to 200 percent of base salary based on achievement of certain performance targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of the applicable calendar year and he has not voluntarily terminated his employment in the Company prior to the date such annual STIP is payable. Provided that the Company’s stock is publicly traded on a national securities exchange, the annual STIP compensation from 2011 through 2014 shall be payable one-half in cash and one-half in common stock of the Company, unless the Compensation Committee and Mr. Kelly mutually agree otherwise.

Under the amended and restated employment agreement, we are no longer obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.

The amended and restated employment agreement contains a covenant restricting Mr. Kelly from soliciting and hiring employees of the Company and its subsidiaries (both wireless and software operations) and from competing against the Company and its subsidiaries (both wireless and software operations) during Mr. Kelly’s employment and for a period of two years after the date of termination (as defined in the employment agreement) for any reason.

Under the amended and restated employment, we may terminate such agreement with 30 days written notice at any time if Mr. Kelly is disabled (as defined in the employment agreement) for a period of six months or more; at any time with “cause” (as defined in the employment agreement); and at any time without cause upon notice from the Company. Mr. Kelly may terminate such agreement with our Company at any time upon 60 days written notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon Mr. Kelly’s death.

Disability.    The employment agreement provides that in the event of disability until the termination date, following the use of all accrued sick and personal days, we shall pay Mr. Kelly:

(1)	A disability benefit equal to 50 percent of the base salary during the disability period;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)

An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (ii) the full base salary then in effect payable within 45 days after the date of termination; and

(4)

An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination.

Any payments made to Mr. Kelly during the disability period shall be reduced by any amounts paid or payable to him under our disability benefit plans.

Death.    The employment agreement provides that upon death, Mr. Kelly’s estate will be entitled to:

(1)	Base salary through the date of death;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)

An amount equal to the product of (i) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of death, times (ii) the full base salary then in effect payable within 45 days after the date of death; and

(4)

An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of death, times (ii) the annual STIP target amount payable within 45 days after the date of termination.

Termination without Cause or For Good Reason.    The employment agreement provides that upon a termination of employment, either by the Company without cause or by Mr. Kelly for good reason, he will be entitled to:

(1)	Base salary through the date of termination payable within 10 business days;

(2)	All other unpaid amounts under any Company fringe benefit and incentive compensation programs, at the time such payments are due;

(3)

An amount equal to the product of (i) the greater of (x) two years or (y) the number of years (and/or fraction thereof) remaining in the term of the employment agreement as of the date of termination, times (ii) the full base salary then in effect payable within 45 days after the date of termination;

(4)	An amount equal to the annual STIP target for the calendar year in which the termination occurs, payable within 45 days after the date of termination;

(5)

An amount equal to the product of (i) a fraction based on the prorated number of days earned in the calendar year as of the date of termination, times (ii) the annual STIP target amount payable within 45 days after the date of termination;

(6)

Reimbursement of the cost of continued group health plan benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 18 months, to the extent elected by the CEO and to the extent the CEO is eligible and subject to the terms of the plan and the law;

(7)

Reimbursement for expenses reasonably incurred by Mr. Kelly in securing outplacement services through a professional person or entity of his choice, subject to the approval of the Company, at a level commensurate with Mr. Kelly’s position, for up to one year commencing on or before the one-year anniversary of the date of termination at his election, not to exceed $35,000; and

(8)	Full vesting of any unvested equity awards.

Assuming that the termination occurred on December 31, 2011 and our closing stock price at December 31, 2011 was $13.87, the targeted payments to the CEO are set forth in the following table:

Vincent D. Kelly CEO	Disability ($)(a)	Death ($)	Termination without Cause or For Good Reason ($)(b)
Other Income(c)	175,000	-	-
Salary Benefit(d)	1,800,000	1,800,000	1,800,000
Life Insurance(e)	N/A	50,000	N/A
Accrued Vacation Pay(f)	353,615	340,745	340,745
Health Benefits(g)	-	-	23,069
2011 STIP - Non-Equity (Cash Based) and Equity(h)	1,447,200	1,447,200	4,341,600
2009 LTIP - Non-Equity (Cash Based)(i)	675,000	675,000	900,000
2009 LTIP - Equity(j)	809,190	809,190	1,078,906
All Other Compensation(k)	291,705	291,705	326,705

Total	5,551,710	5,413,840	8,811,025

(a)	For purposes of the Disability benefits, Mr. Kelly was assumed to be disabled on June 1, 2011, with a termination date of December 31, 2011.

(b)

Under the amended and restated employment agreement dated March 16, 2011, we are no longer obligated to pay to Mr. Kelly a gross-up payment for any payment received or to be received by Mr. Kelly in connection with his termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.

(c)

This amount assumed Mr. Kelly has been paid his pro rata base salary from January 1, 2011 through December 31, 2011 under the “Death” and “Termination without Cause or For Good Reason” scenarios. The payment to Mr. Kelly under “Disability” scenario included Mr. Kelly’s accrued sick and personal days as of May 31, 2011.

(d)	These amounts represented the relevant payments of base salary through the contract date (December 31, 2014) pursuant to Mr. Kelly’s employment agreement.

(e)	This represented a standard benefit available to all employees in the wireless operations.

(f)

This payment was based on accrued vacation hours at May 31, 2011 under the “Disability” scenario and at December 31, 2011 under the “Death” and “Termination without Cause or For Good Reason” scenarios. This is pursuant to Mr. Kelly’s employment agreement and the vacation policy for NEOs.

(g)

This was the cost of continuation of health benefits provided to Mr. Kelly. At his expense, Mr. Kelly or his beneficiary is entitled to continuation of health coverage pursuant to COBRA under the “Disability” or “Death” scenario. The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented cost of continuation of health benefits provided to Mr. Kelly for 18 months.

(h)	The wireless operations exceeded the performance targets for 2011 resulting in 120.6 percent STIP payment for Mr. Kelly.

(i)

Pursuant to the terms under the 2009 LTIP, Mr. Kelly was entitled to a prorated cash award under the 2009 LTIP as of December 31, 2011 under the “Disability” and “Death” scenarios. Under the “Termination without Cause or For Good Reason” scenario, Mr. Kelly was entitled to 100 percent of the target cash award under the 2009 LTIP.

(j)

Pursuant to the terms under the 2009 LTIP, Mr. Kelly was entitled to a prorated portion of his target equity award under the “Disability” and “Death” scenarios. The amount was calculated based on 58,341 RSUs accrued through December 31, 2011 multiplied by our closing stock price at December 31, 2011 of $13.87. Under the “Termination without Cause or For Good Reason” scenario, Mr. Kelly was entitled to 100 percent of the target equity award under the 2009 LTIP. The amount was calculated based on 77,787 RSUs awarded multiplied by our closing stock price at December 31, 2011 of $13.87.

(k)

Amounts reflected under the “Disability” and “Death” scenarios consisted of the cumulative cash distributions accrued through December 31, 2011 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2009 LTIP. The amount reflected under “Termination without Cause or For Good Reason” scenario consisted of the maximum reimbursement for outplacement services of $35,000 and the cumulative cash distributions accrued through December 31, 2011 (excluding interest earned) for the RSUs awarded to Mr. Kelly under the 2009 LTIP.

Employment Agreements and Termination Arrangements — President of Amcom and COO of Amcom

Christopher D. Heim and Daniel R. Mayleben

Mr. Heim entered into an employment agreement with the Company on March 2, 2011. The employment agreement continues in effect until December 31, 2014. If there is a change in control during the term of the employment agreement, the employment agreement will remain in effect for two years from the date of the change in control. During the term of his employment with our Company, Mr. Heim will serve as President of Amcom, reporting to our CEO.

Mr. Mayleben entered into an employment agreement with the Company on March 2, 2011. The agreement continues in effect until December 31, 2014. Mr. Mayleben’s employment agreement is identical to the employment agreement for Mr. Heim.

Under the employment agreement, Messrs. Heim and Mayleben each receive a stated annual base salary of $300,000 and are eligible to participate in all of our benefit plans, including fringe benefits available to our senior executives, as such plans or programs are in effect from time to time. During each year after the first twelve months of employment, the Board shall review Messrs. Heim and Mayleben’s base salary and may increase, but not decrease, base salary. However, the Company may reduce the base salary if such reduction is part of a general, pro-rata reduction in the base salaries of all executives of our Company.

Messrs. Heim and Mayleben are eligible for an annual cash STIP compensation target equal to 100 percent of base salary based on achievement of certain performance targets set by Board or a committee thereof; provided that Messrs. Heim and Mayleben are employed by the Company on December 31 of the applicable calendar year and have not voluntarily terminated employment in the Company prior to the date such annual STIP is payable. The 2011 STIP performance period is for the period of April 1, 2011 through December 31, 2011. Messrs. Heim and Mayleben shall also receive a payment in April 2011 for the prorated portion of the annual incentive bonus for the fiscal year ending March 31, 2011 (with the prorated amount based on the number of days from April 1, 2010 through March 2, 2011) in accordance with the terms of their prior employment agreements and subject to Amcom’s achievement of the performance targets established prior to its acquisition by the Company.

Under the employment agreement, we are not obligated to pay to either Messrs. Heim or Mayleben a gross-up payment for any payment received or to be received in connection with termination of employment or contingent upon a change in control of the Company that is subject to any excise tax.

The employment agreement contains a covenant restricting Messrs. Heim and Mayleben from soliciting and hiring employees of the Company and its subsidiaries (both wireless and software segments) and from competing against the Company and its subsidiaries (both wireless and software segments) during their employment and for a period of two years after the date of termination (as defined in the employment agreement) for any reason.

We may terminate Messrs. Heim and Mayleben’s employment agreement with 10 days written notice at any time if either is disabled (as defined in the employment agreement) effective as of the date indicated in the notice; at any time with “cause” (as defined in the employment agreement); and at any time without cause upon 30 days written notice from the Company. Messrs. Heim and Mayleben may terminate such agreement with our Company at any time upon 30 days written notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties and shall automatically terminate upon the death of Messrs. Heim or Mayleben.

Termination with Cause, Disability or Death.    The employment agreement provides that in the event of termination for cause, disability or death the Company shall pay Messrs. Heim or Mayleben or his beneficiary or his estate such compensation amounts accrued through the termination date.

In accordance with the terms of the 2011 LTIP, the participants employed by Amcom (including NEOs), are entitled to a prorated award beginning on April 1, 2011 to the termination date if the termination is due to death. The prorated portion of 100 percent of the target award, including dividend equivalent rights (if any), will be paid with accrued interest in cash with respect to the vested RSUs, based on the number of days the participants were continuously employed from April 1, 2011 through the termination date divided by the total number of days in the performance period. In the event of a participant’s death, the participant’s estate will be eligible to receive an amount not greater than 100 percent of the participant’s target award, based on the Compensation Committee’s determination of the Company’s achievement of the pre-established performance objectives for the combined company. Payment will be made in the year following the participant’s death.

In accordance with the terms of the 2011 LTIP, the participants employed by Amcom (including NEOs), shall forfeit any right to receive an award if the participants (including NEOs) involuntarily separate from the Company with cause or due to disability during the first year of the award (2011).

The participants employed by Amcom (including NEOs) are entitled to a prorated award if the termination occurs on or after January 1, 2012 as follows:

Prorated portion of 100 percent of the target award, including dividend equivalent rights (if any), paid with accrued interest in cash with respect to the vested RSUs, based on the number of days the participant was continuously employed from April 1, 2011 through the termination date divided by the total number of days in the performance period. For termination with cause or disability, the payment will be made on or after the third business day following the day that the Company filed its 2014 Annual Report on Form 10-K with the SEC but in no event later than December 31, 2015. The participants (including the NEOs) must be an employee of the Company at the payment date to receive the award payment and the related cash dividends, if any.

Termination without Cause or for Good Reason.    The employment agreement provides that in the event of termination for any reason other than cause, disability or death or by Messrs. Heim or Mayleben for good reason, the Company shall pay either Mr. Heim or Mr. Mayleben:

(1)	Base salary for fifty-two (52) weeks from the termination date;

(2)	The cost of continuation of health benefits provided to Messrs. Heim or Mayleben for fifty-two (52) weeks from the termination date; and

(3)

Prorated portion of the target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year payable at the time annual bonuses are paid to other participants of the Company but no later than March 15 of the year following the termination date.

In accordance with the terms of the 2011 LTIP, the participants employed by Amcom (including NEOs), shall forfeit any right to receive an award if the participants (including NEOs) involuntarily separate from the Company without cause during the first year of the award. The participants employed by Amcom (including NEOs) are entitled to a prorated award if the termination occurs on or after January 1, 2012 as follows:

Prorated portion of 100 percent of the target award, including dividend equivalent rights (if any) paid with accrued interest in cash with respect to the vested RSUs, based on the number of days the participant was continuously employed from April 1, 2011 through the termination date divided by the total number of days in the performance period. For termination without cause or for good reason, the payment will be made on or after the third business day following the day that the Company filed its 2014 Annual Report on Form 10-K with the SEC, provided the performance targets have been met.

Assuming that the termination occurred on December 31, 2011 and our closing stock price at December 31, 2011 was $13.87, the targeted payments to the President of Amcom are set forth in the following table. The identical payments would be made to the COO of Amcom assuming that the termination occurred on December 31, 2011.

Christopher D. Heim, President of Amcom Daniel R. Mayleben, COO of Amcom	Termination with Cause or Disability ($)	Death ($)	Termination without Cause or For Good Reason ($)
Salary Benefit(a)	-	-	300,000
Health Benefits(b)	-	-	12,425
Life Insurance(c)	-	250,000	-
2011 STIP - Non-Equity (Cash Based)(d)	184,725	184,725	184,725
2011 LTIP - Equity(e)	-	140,434	-
All Other Compensation(f)	-	7,594	-

Total	184,725	582,753	497,150

(a)	The amount assumed Messrs. Heim and Mayleben have been paid their base salary through December 31, 2011.

(b)

The amount reflected in the table under “Termination without Cause or For Good Reason” scenario represented cost of continuation of health benefits provided to Messrs. Heim and Mayleben for fifty-two (52) weeks.

(c)

Messrs. Heim and Mayleben are entitled to life insurance benefit equal to their annual salaries with a maximum benefit of $250,000. This is a standard benefit available to all employees in the software operations.

(d)	The amount reflected the STIP payment at 82.1 percent of target award based on the actual achievement against the pre-established performance goals for the software operations.

(e)

Messrs. Heim and Mayleben forfeited their prorated 20ll LTIP award and the related cash dividends under the “Termination with Cause or Disability” and “Termination without Cause or For Good Reason” scenarios since the termination occurred during the first year of the performance period. Under the “Death” scenario, Messrs. Heim and Mayleben (or their estates) were entitled to a prorated portion of their 2011 LTIP award (10,125 RSUs respectively) based on our closing stock price at December 31, 2011 of $13.87.

(f)

Under the “Death” scenario, Messrs. Heim and Mayleben (or their estates) were entitled to the related cash dividends of $0.75 per share accrued on the RSUs accrued through December 31, 2011 (10,125 RSUs respectively).

Termination Arrangements — CFO and EVP, Sales & Marketing

The Company employed Mr. Endsley pursuant to an offer letter dated May 17, 2004 in the role of Corporate Controller. On September 30, 2010, Mr. Endsley was promoted to CFO. The offer letter contained a provision restricting Mr. Endsley from competing against our Company during the severance period. Mr. Endsley is employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements.

Mr. Boso became an employee of our Company upon the merger of Metrocall and Arch. Mr. Boso is employed at will with no separate arrangement other than the severance benefits outlined in the Company’s Severance Agreements.

Effective November 17, 2004, and further amended on March 14, 2011, the Company maintains specific Severance Agreements for certain executives (including the CFO and EVP, Sales & Marketing but not the CEO, President of Amcom and COO of Amcom) for the purpose of providing severance payments and benefits upon a termination of the executive’s employment without “cause” or, following the occurrence of a change in control, a termination of the executive’s employment without cause or a resignation of the executive’s employment for “good reason” as defined in the Severance Agreements.

Termination without Cause.    Under the terms of the Severance Agreements, the executives (including the CFO and EVP, Sales & Marketing but not the CEO, President of Amcom and COO of Amcom) would be entitled to the following severance benefits upon a termination without cause occurring prior to a change in control, subject to their executing a release of claims.

(1)

Continued payment of base salary for a minimum of twenty-six (26) weeks, plus an additional two weeks for each year of service, up to a combined maximum of fifty-two (52) weeks (the “Severance Period”);

(2)

Continued group health plan benefits in accordance with COBRA. Under the Severance Agreements, COBRA coverage will be provided to NEOs at the discounted employee rate for a maximum period of twenty-six (26) weeks; and at the end of such period, the NEOs are able to continue their COBRA coverage but they will be fully responsible for the entire COBRA premium amount; and

(3)	Prorated portion of the target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year.

The benefits mentioned above are subject to certain post-employment restrictions (principally execution of a release of claims and satisfaction of non-compete obligations) and other terms and conditions set forth in the Severance Agreements. All severance payments are subject to the applicable Federal, state and local taxes. In the event of death prior to the completion of all payments, the remaining payments shall be made to the executive’s beneficiary.

In accordance with the terms of the 2009 LTIP, if the participants (including the CFO and EVP, Sales & Marketing but not the CEO, President of Amcom and COO of Amcom) are terminated without cause, they are entitled to a prorated award beginning on January 1, 2010, one year after the effective date of the award (January 1, 2009), provided the performance targets have been met as follows:

•

Prorated portion of 100 percent of the target award for cash and equity awards, including dividend equivalent rights (if any) paid with accrued interest in cash with respect to the vested RSUs, based on the number of days the participant was continuously employed from January 1, 2009 through the termination date divided by the total number of days in the performance period. In the event of a participant’s death, the participant’s estate will be eligible to receive an amount not greater than 100 percent of the participant’s target award, based on the Compensation Committee’s determination of the Company’s achievement of the expense reduction and EBITDA goals for the wireless segment. Payment will be made in the year following the participant’s death. For termination without cause or due to disability, the payment will be made on or after the third business day following the day that the Company filed its 2012 Annual Report on Form 10-K with the SEC.

Assuming that the termination without cause occurred on December 31, 2011 and that our closing stock price at December 31, 2011 was $13.87, the targeted payments to the CFO and EVP, Sales & Marketing are set forth in the following table:

NEO	Job Title	Salary ($)	Accrued Vacation Pay ($)(a)	Health Benefits ($)(b)	2011 STIP ($)(c)	2009 LTIP- Non-Equity (Cash Based) ($)(d)	2009 LTIP- Equity ($)(e)	All Other Compensation ($)(f)	Total ($)
Shawn E. Endsley	CFO	153,846	48,876	2,464	180,900	132,428	150,254	49,669	718,437
James H. Boso	EVP, Sales & Marketing	275,625	115,089	6,212	249,303	232,559	278,787	100,500	1,258,075

(a)	These payments were based on accrued vacation hours at December 31, 2011 pursuant to the vacation policy for the NEOs.

(b)	These amounts represented the cost of continuation of health benefits for twenty-six (26) weeks provided to the NEOs.

(c)	The wireless operations exceeded the performance targets for 2011 resulting in 120.6 percent STIP payment to Messrs. Endsley and Boso.

(d)	These amounts represented prorated target cash award accrued by the NEOs under the 2009 LTIP.

(e)

These amounts represented the market values at December 31, 2011 for the prorated number of RSUs accrued by the NEOs as of December 31, 2011 under the 2009 LTIP based on our closing stock price at December 31, 2011 of $13.87.

(f)

These amounts represented cumulative cash distributions of $5.00 per share accrued by the NEOs from 2009 through 2011 for RSUs granted under the 2009 LTIP and cash distributions of $2.25 per share accrued on the additional RSUs awarded to the CFO in 2010. The amounts do not reflect interest earned on the cash distributions.

Change in Control Arrangements — NEOs (excluding the CEO)

Under the Severance Agreements, if a change in control with respect to the Company occurs, and following such change in control, the applicable NEO (other than the CEO) experiences a termination of employment by the Company without cause or resigned for “good reason” as defined in the Severance Agreements, then, in addition to the payment in respect of the 2009 LTIP and 2011 LTIP as described above, the NEOs (other than the CEO) would be entitled to the following severance benefits upon a termination without cause occurring after a change in control, subject to their executing a release of claims:

(1)

A cash lump sum payment equal to a minimum of 1.5 times the executive’s base salary, plus an additional two weeks of base salary for each year of service up to a maximum of 2 times the executive’s base salary;

(2)

Accident and health insurance benefits substantially similar to those that the executive was receiving immediately prior to termination until the earlier to occur of 18 months following termination or such time as the executive is covered by comparable programs of a subsequent employer, reduced to the extent of any comparable benefits received from another source; and

(3)	An amount equal to 100 percent of the executive’s target award under the annual STIP for the calendar year in which the termination occurred based upon the length of employment in that calendar year.

In addition, in accordance with the terms of the 2009 LTIP, the participants (including NEOs but not the CEO, President of Amcom and COO of Amcom), will be entitled to the following accelerated vesting schedule in the event of a change in control:

(1)

Fifty percent (50 percent) of the participant’s target award shall vest if a change in control occurs during either of the first two years of the performance period (defined as January 1, 2009 through December 31, 2012);

(2)	Seventy-five percent (75 percent) of the participant’s target award shall vest if a change in control occurs during the third year of the performance period; or

(3)	One hundred percent (100 percent) of the participant’s target award shall vest if a change in control occurs during the fourth year of the performance period.

Payment will be made on the earlier of: (1) a change in control of the Company (as defined in the 2004 Equity Plan); or (2) on or after the third business day following the day that the Company filed its 2012 Annual Report on Form 10-K with the SEC.

In addition, in accordance with the terms of the 2011 LTIP, the participants (including NEOs but not the CEO, CFO and EVP, Sales & Marketing), will be entitled to the following accelerated vesting schedule in the event of a change in control:

(1)

Fifty percent (50 percent) of the participant’s target award shall vest if a change in control occurs during either of the first two years of the performance period (defined as January 1, 2011 through December 31, 2014);

(2)	Seventy-five percent (75 percent) of the participant’s target award shall vest if a change in control occurs during the third year of the performance period; or

(3)	One hundred percent (100 percent) of the participant’s target award shall vest if a change in control occurs during the fourth year of the performance period.

Payment will be made on the earlier of: (1) a change in control of the Company (as defined in the 2004 Equity Plan); or (2) on or after the third business day following the day that the Company filed its 2014 Annual Report on Form 10-K with the SEC.

On May 5, 2011, the Compensation Committee further amended the Severance Agreements for certain executive officers to eliminate a provision that provided a gross-up payment in connection with termination of employment or contingent upon a change in control of the Company that is subject to any excise tax for the selected executives (to include the NEOs excluding the CEO).

Assuming a change in control resulting in a termination without cause occurred on December 31, 2011 and that our closing stock price at December 31, 2011 was $13.87, the targeted payments to the NEOs (excluding the CEO) are set forth in the following table. Amounts with respect to the 2009 LTIP and 2011 LTIP would be paid or vested upon a change in control, regardless of whether a termination occurred:

NEO	Job Title	Salary ($)(a)	Accrued Vacation Pay ($)(b)	Health Benefits ($)(c)	2011 STIP ($)(d)	LTIP- Non- Equity (Cash Based) ($)(e)	LTIP- Equity ($)(f)	All Other Compensation ($)(g)	Total ($)
Shawn E. Endsley	CFO	360,000	48,876	7,393	180,900	141,531	158,128	49,669	946,497
James H. Boso	EVP, Sales & Marketing	551,250	115,089	18,635	249,303	232,559	278,787	100,500	1,546,123
Christopher D. Heim	President of Amcom	461,538	-	18,637	184,725	-	351,237	7,594	1,023,731
Daniel R. Mayleben	COO of Amcom	461,538	-	18,637	184,725	-	351,237	7,594	1,023,731

(a)	These amounts assumed the NEOs have been paid their pro rata base salaries from January 1, 2011 through December 31, 2011.

(b)	These payments were based on accrued vacation hours at December 31, 2011 pursuant to the vacation policy for the NEOs.

(c)	These amounts represented the cost of continuation of health benefits provided to the NEOs for 18 months.

(d)	These amounts represented the actual 2011 STIP award earned by the NEOs for 2011.

(e)	These amounts represented 75 percent of the target cash award under the 2009 LTIP for Messrs. Endsley and Boso.

(f)

These amounts represented the market values at December 31, 2011 for 75 percent of the RSUs granted under the 2009 LTIP for Messrs. Endsley and Boso and 50 percent of the RSUs granted under the 2011 LTIP for Messrs. Heim and Mayleben based on our closing stock price on December 31, 2011 of $13.87.

(g)

These amounts represented cumulative cash distributions of $5.00 per share accrued for Messrs. Endsley and Boso from 2009 through 2011 for RSUs granted under the 2009 LTIP and cash distributions of $2.25 per share accrued on the additional RSUs awarded to Mr. Endsley in 2010. These amounts also represented cumulative cash distributions of $0.75 per share accrued for Messrs. Heim and Mayleben in 2011 for RSUs granted under the 2011 LTIP. The amounts do not reflect interest earned on the cumulative cash distributions.

We did not pay or accrue any payments relating to termination and change in control for the NEOs for the year ended December 31, 2011.

We maintain a policy related to the LTIP awards, both cash and equity. Under these provisions, executives (including NEOs) who are terminated upon failure to substantially perform duties, failure to carry out any lawful and reasonable directive, conviction or plea of nolo contendere to a felony or crime of moral turpitude, material breach of their obligations as an employee or commission of an act of fraud, embezzlement, misappropriation or otherwise acting in a manner detrimental to the Company’s interests as determined by the Board, will forfeit any outstanding awards as of the date of termination. These provisions serve to help ensure that executives act in the best interest of the Company and its stockholders.

Compensation Recovery Policy

We maintain a clawback provision regarding severance benefits. Under the clawback provision, executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements forfeit all severance amounts paid or to be paid by the Company. Further, it is our policy to seek the reimbursement of severance benefits paid to executives (including NEOs) who violate non-competition, non-solicitation or confidentiality agreements, or otherwise breach the Separation Agreements and Release between themselves and the Company.

The Company’s Restricted Stock Agreement under the 2004 Equity Plan includes a “Spendthrift Clause” to protect unvested restricted stock against any interest or transfer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Company’s CD&A for the year ended December 31, 2011 with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Company’s CD&A be included in its Proxy Statement for the year ended December 31, 2011, for filing with the SEC.

Compensation Committee: Brian O’Reilly Samme L. Thompson Royce Yudkoff

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011:

•	Mr. O’Reilly served as Chair of the Compensation Committee and Messrs. Thompson and Yudkoff served as members of the Compensation Committee throughout 2011;

•	None of the members of the Compensation Committee were officers (or former officers) or employees of the Company or any of its subsidiaries;

•

None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $120,000 except for Mr. Thompson whose relationships with ATC (since the merger with SpectraSite, Inc.), a landlord of a substantial percentage of transmission tower sites used by the Company, is described under “The Board of Directors and Committees,” and amounts paid by the Company to ATC (since the merger with SpectraSite, Inc.) are listed under “Certain Relationships and Related Transactions”;

•

None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers were directors of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

None of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our common stock as of March 16, 2012 for:

•	Each person or group who beneficially owns more than 5 percent of our common stock on a fully diluted basis including restricted stock granted;

•	each of the NEOs;

•	each of the directors and nominees to become a director; and

•	all of the directors and executive officers (including the NEOs) as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Form 3, Form 4, Schedule 13D or Schedule 13G filed by each such person or entity through March 16, 2012. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted, the address for each director and executive officer (including NEOs) is c/o USA Mobility, Inc., 6850 Versar Center, Suite 420, Springfield, Virginia 22151-4148.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Vincent D. Kelly, CEO(a)	84,662	*
Shawn E. Endsley, CFO(b)	5,500	*
James H. Boso, EVP Sales & Marketing(c)	3,884	*
Bonnie Culp, EVP HR & Administration(d)	—	*
Christopher D. Heim, President of Amcom(e)	10,000	*
Daniel R. Maybelen, COO of Amcom(f)	10,000	*
Thomas G. Saine, CIO(g)	395	*
Royce Yudkoff, Director(h)	14,800	*
Nicholas A. Gallopo, Director(i)	22,450	*
Brian O’Reilly, Director(h)	3,658	*
Matthew Oristano, Director(j)	20,000	*
Samme L. Thompson, Directors(h)	13,781	*
All directors and executive officers as a group (12 persons)	189,130	*
The Vanguard Group, Inc.(k)	1,424,066	6.4%
BlackRock Inc.(l)	2,227,225	10.1%
Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation(m)	1,691,084	7.6%
Braeside Investments, LLC, Steven McIntyre and Todd Stein(n)	1,325,391	6.0%

*	Denotes less than 1%.

(a)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 2, 2012.

(b)	The information regarding this stockholder is derived from an amended Form 4 filed by the stockholder with the SEC on March 16, 2011.

(c)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 16, 2011.

(d)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on November 12, 2009.

(e)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on May 9, 2011.

(f)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on May 9, 2011.

(g)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on March 22, 2010.

(h)

The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on January 4, 2012. Included in the table above are 691 shares of restricted stock, which will vest on April 1, 2012.

(i)

The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on January 4, 2012. Included in the table above are 863 shares of restricted stock, which will vest on April 1, 2012.

(j)

The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on February 29, 2012. Included in the table above are 691 shares of restricted stock, which will vest on April 1, 2012.

(k)

The information regarding this stockholder is derived from a Schedule 13G filed by the stockholder with the SEC on February 9, 2012. The Vanguard Group, Inc. has sole voting power with respect to 35,459 shares and sole dispositive power with respect to 1,388,607 shares and shared dispositive power with respect to 35,459 shares. The Vanguard Group, Inc.’s address is as follows: 100 Vanguard Blvd, Malvern, PA 19355.

(l)

The information regarding this stockholder is derived from a Schedule 13G filed by the stockholder with the SEC on March 12, 2012. BlackRock Inc. has sole voting and dispositive power with respect to all shares reported herein. BlackRock Inc.’s address is as follows: 40 East 52nd Street, New York, NY 10022.

(m)

The information regarding this stockholder is derived from a Schedule 13G filed by the stockholder with the SEC on February 13, 2012. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting power with respect to 1,683,700 shares and sole dispositive power with respect to 1,688,508 shares and shared dispositive power with respect to 2,576 shares. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation’s address is as follows: 800 Third Avenue, New York, NY 10022.

(n)

The information regarding this stockholder is derived from a Schedule 13G filed by the stockholder with the SEC on February 2, 2012. Braeside Investments, LLC, Steven McIntyre and Todd Stein have sole voting and dispositive power with respect to all shares reported herein. Braeside Investments, LLC, Steven McIntyre and Todd Stein’s address is as follows: 5430 LBJ Freeway, Suite 1555 Dallas, TX 75240.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 5 percent of a registered class of our stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 5 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of such reports furnished to the Company, we believe that, for the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 5 percent beneficial owners were timely met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Since November 16, 2004, a member of the Board, Mr. Samme L. Thompson also serves as a director for an entity that leases transmission tower sites to our Company.

Mr. Thompson was a member of the Board of SpectraSite, Inc. from June 2004 to August 2005. Since August 2005, he has been a member of the Board of ATC (which merged with SpectraSite, Inc.), a landlord of a substantial percentage of tower transmission sites used by the Company. Due to his relationships with SpectraSite, Inc. and ATC, Mr. Thompson has recused himself from any decision by the Board on matters relating to SpectraSite, Inc., and has and will continue to recuse himself from any decision by the Board on matters relating to ATC (since the merger with SpectraSite, Inc.).

Review, Approval or Ratification of Transactions with Related Persons

Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and/or executive officers and members of their families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, our Code of Business Conduct and Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to the Executive Vice President, Human Resources & Administration, who will review the matter with the Audit Committee. In addition, each director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company. The Board reviews with the Secretary and management any such transaction with the affected director excused from such review. There were no transactions involving the Company and related persons during 2011, other than the tower leasing contract with ATC identified above.

CODE OF BUSINESS CONDUCT AND ETHICS

USA Mobility has adopted a Code of Business Conduct and Ethics that applies to all of our employees including the CEO, CFO and Controller and all of the directors. This Code of Business Conduct and Ethics may be found on our website at http://www.usamobility.com/about_us/investor_relations/. During the period covered by this report, we did not request a waiver of our Code of Business Conduct and Ethics and did not grant any such waivers.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in our Proxy Statement for the Annual Meeting of Stockholders in the year 2013 must be received by Sharon Woods Keisling, Secretary and Treasurer, USA Mobility, Inc., 6850 Versar Drive, Suite 420, Springfield, Virginia 22151-4148, no later than November 27, 2012.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary thereof in writing during the period 60 to 90 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 60 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). Pursuant to the requirements of the Company’s Bylaws, stockholders must notify the Secretary in writing at a time that is not before February 14, 2013 and not after March 15, 2013. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

Stockholders are urged to submit the proxy or voting instructions by telephone or over the Internet.

We have filed our 2011 Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Annual Report which includes the 2011 Form 10-K by writing to USA Mobility, Inc., Attn: Investor Relations, 6850 Versar Center, Suite 420 Springfield, Virginia 22151-4148. Stockholders may also obtain a copy of the 2011 Form 10-K by accessing our website at www.usamobility.com.

By Order of the Board of Directors,

Sharon Woods Keisling Secretary and Treasurer

March 28, 2012

Springfield, Virginia

Exhibit A

USA MOBILITY, INC.

2012 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the USA Mobility, Inc. 2012 Equity Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of USA Mobility, Inc. (the “Company”) by linking the individual interests of the members of the Board and Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13 and shall generally be the Committee, provided, however that with reference to the specific duties of the Committee under the Plan which have been delegated to one or more persons pursuant to and subject to the limitations of Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Affiliate” shall mean any Subsidiary.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the

Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event or a toggle event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

2.11 “Common Stock” shall mean the common stock of the Company.

2.12 “Company” shall have the meaning set forth in Article 1.

2

2.13 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.14 “Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.

2.15 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.

2.16 “Director” shall mean a member of the Board, as constituted from time to time.

2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.18 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.20 “Eligible Individual” shall mean any person who is an Employee or a Non-Employee Director, as determined by the Committee.

2.21 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

3

2.25 “Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, that is settled by the issuance of Shares.

2.26 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.27 “Holder” shall mean a person who has been granted an Award.

2.28 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.29 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.30 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.31 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.32 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors shall only be Non-Qualified Stock Options.

2.33 “Option Term” shall have the meaning set forth in Section 6.4.

2.34 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.35 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.

2.36 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, (E) accretion, and (F) capital expenses or expenditures); (ii) gross or net sales or revenue or average sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, expenses, profit or cash flow; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) bookings, (viii) backlog, (ix) number of employees, (x) return on assets; (xi) return on capital; (xii) return on stockholders’ equity; (xiii) total stockholder return; (xiv) return on sales; (xv) gross or net profit or operating margin; (xvi) costs; (xvii) funds from operations; (xviii) expenses; (xix) working capital; (xx) earnings per share; (xxi) adjusted earnings per share; (xii) price per share of Common Stock; (xiii) regulatory body approval for commercialization of a product; (xiv) implementation or completion of critical projects, including acquisitions and dispositions; (xxv) market share; (xxvi) economic value, (xxvii) units in service, churn of units in service, additions of

4

units in service (each on a gross or net basis), (xxviii) gross or net churn rates or addition rates, (xxix) number of transmitters, (xxx) accounts receivable metrics, including number of days revenue in receivables, aging or collection statistics (xxxi) periodic collection metrics, (xxxii) cash balances, (xxxiii) debt to equity ratios, (xxxiv) leverage ratios, (xxxv) coverage ratios, (xxxvi) debt balances or interest rates, (xxxvii) maintenance renewal rates, or (xxxviii) customer satisfaction, including results from customer surveys, any of which may be measured in absolute or percentage terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.38 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, a department, a product, a business unit or an individual or with respect to an operating segment or a customer or market segment and on an aggregate, per-unit or per-employee basis (or based on such other aggregation as may be determined by the Administrator). The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.39 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.40 “Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.41 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.42 “Plan” shall have the meaning set forth in Article 1.

2.43 “Prior Plan” shall mean the USA Mobility, Inc. Equity Incentive Plan, as such plan may be amended from time to time.

5

2.44 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.45 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.46 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.47 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.48 “Shares” shall mean shares of Common Stock.

2.49 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.50 “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.51 “Stockholder Approval Date” shall mean the date this Plan is approved by the Company’s stockholders.

2.52 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 10.3.

2.53 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.54 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.55 “Termination of Service” shall mean:

(a) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall

6

constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 14.2 and Section 3.1(b) the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 1,300,000 Shares, and (ii) any Shares which as of the Stockholder Approval Date are available for issuance under the Prior Plan, or are subject to awards under the Prior Plan which are forfeited or lapse unexercised and which following the Stockholder Approval Date are not issued under the Prior Plan. From and after the Stockholder Approval Date, no new awards shall be granted under the Prior Plan.

(b) If any Shares subject to an Award are forfeited or expire, the Shares subject to such Award shall, to the extent of such forfeiture or expiration again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder or a lower price so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed.    Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.    Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more

7

Awards that may be granted to any one person during any calendar year shall be 300,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $3,000,000. To the extent required by Section 162(m) of the Code, Shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation.    The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement.    Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment; Voluntary Participation.    Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of or as a Director of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5 Foreign Holders.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees or Non-Employee Directors or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall

8

increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6 Non-Employee Director Awards.    The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its discretion.

4.7 Stand-Alone and Tandem Awards.    Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS

PERFORMANCE-BASED COMPENSATION.

5.1 Purpose.    The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Applicability.    The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3 Types of Awards.    Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 10 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

9

5.4 Procedures with Respect to Performance-Based Awards.    To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5 Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Program or Award Agreement or pursuant to Section 14.2 and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6 Additional Limitations.    Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals.    The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options.    No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

10

6.3 Option Exercise Price.    Except as provided in Article 14, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4 Option Term.    The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, may extend the time period during which vested Options may be exercised following any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

6.6 Substitute Awards.    Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7 Substitution of Stock Appreciation Rights.    The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise.    An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

11

7.2 Expiration of Option Term: Automatic Exercise of In-The-Money Options.    Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the last business day of the applicable Option Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the last business day of the Option Term. In the discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 12.1(b) or 12.1(c) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Option Term shall be exercised pursuant to this Section 7.2.

7.3 Manner of Exercise.    All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

7.4 Notification Regarding Disposition.    The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

12

8.2 Rights as Stockholders.    Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

8.3 Restrictions.    All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock.    Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock.    Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

8.6 Section 83(b) Election.    If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

13

ARTICLE 9.

AWARD OF RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units.    The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2 Term.    Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3 Purchase Price.    The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.4 Vesting of Restricted Stock Units.    At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5 Maturity and Payment.    At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6 Payment upon Termination of Service.    An Award of Restricted Stock Units shall only be payable while the Holder is an Employee or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7 No Rights as a Stockholder.    Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

9.8 Dividend Equivalents.    Subject to Section 10.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

14

ARTICLE 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK

PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

10.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b) Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

10.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

10.3 Stock Payments.    The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

10.4 Deferred Stock.    The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the

15

Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.5 Deferred Stock Units.    The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.6 Term.    The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

10.7 Purchase Price.    The Administrator may establish the purchase price of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

10.8 Termination of Service.    A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee or Director, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below or in Section 14.2, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

16

(c) Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

11.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

11.3 Manner of Exercise.    All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

11.4 Stock Appreciation Right Term.    The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, may extend the time period during which vested Stock Appreciation Rights may be exercised following any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

17

11.5 Payment.    Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

11.6 Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights.    Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each Stock Appreciation Right outstanding on the last business day of the applicable Stock Appreciation Right Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the last business day of the Stock Appreciation Right Term. In the discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Stock Appreciation Right Term shall be exercised pursuant to this Section 11.6.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1 Payment.    The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2 Tax Withholding.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

18

12.3 Transferability of Awards.

(a) Except as otherwise provided in Section 12.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if

19

applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5 Forfeiture and Claw-Back Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

12.6 Prohibition on Repricing.    Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

20

ARTICLE 13.

ADMINISTRATION

13.1 Administrator.    The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2 Duties and Powers of Committee.    It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected materially and adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3 Action by the Committee.    Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4 Authority of Administrator.    Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

21

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 14.2(d).

13.5 Decisions Binding.    The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6 Delegation of Authority.    To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that (a) authority with respect to the general administration of the Plan with respect to Awards granted to Non-Employee Directors, which authority is vested in the full Board acting by a majority of its members pursuant to Section 13.1 may not be delegated by the Board or the Committee; (b) any such delegation must specifically identify with particularity the duties and authority of the Committee being delegated (and a general delegation of all of the Committee’s duties and authority under the Plan shall not be valid as to any duties and authority not specifically identified with particularity; (c) the Committee shall not delegate the authority to grant Awards under the Plan unless such delegation is approved by the full Board acting by a majority of its members; (d) in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, (ii) Covered Employees, or (iii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; and (e) any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

22

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1 Amendment, Suspension or Termination of the Plan.    Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

14.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); and (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

23

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) In the event of a Change in Control, unless otherwise set forth in an Award Agreement, the Administrator shall determine in its sole discretion, the treatment of any Awards at the time of the Change in Control.

(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

24

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

14.3 Approval of Plan by Stockholders.    The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

14.4 No Stockholders Rights.    Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

14.5 Paperless Administration.    In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.6 Effect of Plan upon Other Compensation Plans.    The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7 Compliance with Laws.    The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.8 Titles and Headings, References to Sections of the Code or Exchange Act.    The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

25

14.9 Governing Law.    The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.10 Section 409A.    To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11 No Rights to Awards.    No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.12 Unfunded Status of Awards.    The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13 Indemnification.    To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14 Relationship to other Benefits.    No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15 Expenses.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.

*  *  *  *  *

26

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 16, 2012.

Vote by Internet

• Go to www.envisionreports.com/usmo

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Canada on a touch tone telephone

X

• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors: 01—Nicholas A. Gallopo

05—Matthew Oristano

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

2. Ratification to appoint Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

02—Christopher D. Heim 03—Vincent D. Kelly

06—Samme L. Thompson 07—Royce Yudkoff

01 02

For All EXCEPT—To withhold a vote for one or

more nominees, mark the box to the left and the

corresponding numbered box(es) to the right.

For Against Abstain

3. Advisory vote to approve named executive

officer compensation.

04—Brian O’Reilly

03 04 05 06 07

For Against Abstain

4. To approve the USA Mobility, Inc. 2012 Equity 5. In their discretion, the proxies are authorized to vote upon such other business

Incentive Award Plan. as may properly come before the meeting or any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

01FXQC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — USA MOBILITY, INC.

FORM OF PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Shawn E. Endsley and Vincent D. Kelly (the “Proxy Committee”), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of USA Mobility, Inc. that the undersigned is entitled to vote and holds of record on March 16, 2012 at the Annual Meeting of Stockholders of USA Mobility, Inc. to be held on Wednesday, May 16, 2012, at The Westin Alexandria, 400 Courthouse Square, Bell Room, Alexandria, VA, 22314 at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted FOR all the nominees listed in Proposal 1, FOR Proposal 2, Proposal 3 and Proposal 4, and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

(TO BE SIGNED ON REVERSE SIDE)